EXHIBIT 2.1
                            ASSET PURCHASE AGREEMENT

                                  by and among

                            CORNELL CORRECTIONS, INC.

                                       and

               ABRAXAS GROUP, INC., FOUNDATION FOR ABRAXAS, INC.,
                        ABRAXAS FOUNDATION, INC., ABRAXAS
                             FOUNDATION OF OHIO AND
                                  ABRAXAS, INC.


                           Dated as of August 14, 1997
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                                TABLE OF CONTENTS

                                                                          PAGE


ARTICLE I  DEFINITIONS.......................................................1
      SECTION 1.1 ACCOUNTING TERMS. .........................................1
      SECTION 1.2 DEFINED TERMS. ............................................1

ARTICLE II  CLOSING..........................................................2
      SECTION 2.1 CLOSING. ..................................................2

ARTICLE III  PURCHASE, SALE AND DELIVERY.....................................2
      SECTION 3.1 ACQUISITION ASSETS. .......................................2
      SECTION 3.2 EXCLUDED ASSETS............................................5
      SECTION 3.3 PURCHASE PRICE.............................................5
      SECTION 3.4 ADJUSTMENT AMOUNT. ........................................6
      SECTION 3.5 ADJUSTMENT PROCEDURE.  ....................................7
      SECTION 3.6 ALLOCATION REPORTING. .....................................7

ARTICLE IV  LIABILITIES AND OBLIGATIONS......................................8
      SECTION 4.1 ASSUMED LIABILITIES. ......................................8
      SECTION 4.2 LIABILITIES NOT ASSUMED BY PURCHASER. .....................8

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF SELLER..........................9
      SECTION 5.1 ORGANIZATION; QUALIFICATION. ..............................9
      SECTION 5.2 AUTHORITY; ENFORCEABILITY. ...............................10
      SECTION 5.3 SUBSIDIARIES. ............................................10
      SECTION 5.4 CONFLICTING AGREEMENTS AND OTHER
            MATTERS; CONSENTS. .............................................10
      SECTION 5.6 FINANCIAL STATEMENTS. ....................................11
      SECTION 5.7 NO UNDISCLOSED LIABILITIES. ..............................12
      SECTION 5.8 ABSENCE OF CERTAIN CHANGES. ..............................12
      SECTION 5.9 CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS..............13
      SECTION 5.10      ACTIONS PENDING. ...................................14
      SECTION 5.11      ENVIRONMENTAL.  ....................................15
      SECTION 5.12      INSURANCE. .........................................17
      SECTION 5.13      TITLE. .............................................17
      SECTION 5.14      REAL ESTATE.........................................17
      SECTION 5.15      SUPPLIES. ..........................................18
      SECTION 5.16      ACCOUNTS RECEIVABLE. ...............................18
      SECTION 5.17      TAXES.  ............................................18
      SECTION 5.18      EMPLOYEE BENEFIT PLANS..............................19
      SECTION 5.19      EMPLOYEES AND LABOR MATTERS.........................20
      SECTION 5.20      INTELLECTUAL PROPERTY RIGHTS. ......................21
      SECTION 5.21      RELATIONSHIPS. .....................................21

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      SECTION 5.22      CERTAIN PAYMENTS. ..................................22
      SECTION 5.23      BOOKS AND RECORDS. .................................22
      SECTION 5.24      CONDITION AND SUFFICIENCY OF ASSETS. ...............22
      SECTION 5.25      CERTAIN EXPENSES. ..................................22
      SECTION 5.26      CLIENT BANK ACCOUNTS. ..............................23
      SECTION 5.27      STUDIES, ETC. ......................................23
      SECTION 5.28      DISCLOSURE. ........................................23

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................23
      SECTION 6.1 CORPORATE EXISTENCE. .....................................23
      SECTION 6.2 AUTHORITY; NO CONFLICTS. .................................23
      SECTION 6.3 BINDING AGREEMENT. .......................................23
      SECTION 6.4 REGULATORY APPROVALS. ....................................24
      SECTION 6.5 PENDING LITIGATION........................................24

ARTICLE VII  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES...........24
      SECTION 7.1 EMPLOYEES.  ..............................................24
      SECTION 7.2 TAXES.....................................................25
      SECTION 7.3 CONSENTS. ................................................26
      SECTION 7.4 TITLE.  ..................................................26
      SECTION 7.5 SURVEYS. .................................................27
      SECTION 7.7 FURTHER ASSURANCES........................................28
      SECTION 7.8 MAIL RECEIVED AFTER CLOSING. .............................28
      SECTION 7.9 UNCOLLECTIBLE ACCOUNTS RECEIVABLE. .......................28
      SECTION 7.10      BILLS AND PAYMENTS RECEIVED AFTER CLOSING...........29
      SECTION 7.11      LOSS DUE TO CONDEMNATION. ..........................29
      SECTION 7.12      LOSS DUE TO CASUALTY. ..............................29
      SECTION 7.13       NOTICE OF ENVIRONMENTAL CLAIMS. ...................30
      SECTION 7.14       PROJECT. ..........................................30
      SECTION 7.15      SCHEDULES...........................................30

ARTICLE VIII  COVENANTS.....................................................31
      SECTION 8.1 SELLER'S COVENANTS. ......................................31
      SECTION 8.2 PURCHASER'S COVENANTS. ...................................32

ARTICLE IX  CONDITIONS TO CLOSING...........................................33
                  SECTION 9.1    CONDITIONS TO OBLIGATIONS OF PURCHASER.

                                                                            33
                  SECTION 9.2    CONDITIONS TO OBLIGATIONS OF SELLER........39

ARTICLE X  TERMINATION......................................................40
      SECTION 10.1      GROUNDS FOR TERMINATION.  ..........................40
      SECTION 10.2      EFFECT OF TERMINATION. .............................40

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ARTICLE XI  INDEMNIFICATION.................................................41
      SECTION 11.1      SELLER'S INDEMNITY OBLIGATIONS. ....................41
      SECTION 11.2      PURCHASER'S INDEMNITY OBLIGATIONS. .................42
      SECTION 11.3      INDEMNIFICATION PROCEDURES.  .......................42
      SECTION 11.4      DETERMINATION OF INDEMNIFIED AMOUNTS. ..............44
      SECTION 11.5      ESCROW. ............................................44
      SECTION 11.6      LIMITATION OF SELLER'S LIABILITY.  .................44
      SECTION 11.7      LIMITATION OF PURCHASER'S LIABILITY.................44
      SECTION 11.8      SELLER TO MAINTAIN EXISTENCE AFTER CLOSING..........45

ARTICLE XII  COVENANTS NOT TO COMPETE.......................................45
      SECTION 12.1      SELLER'S COVENANTS NOT TO COMPETE. .................45

ARTICLE XIII  MISCELLANEOUS.................................................46
      SECTION 13.1      COMMISSIONS.  ......................................46
      SECTION 13.2      SURVIVAL. ..........................................46
      SECTION 13.3      EXPENSES. ..........................................47
      SECTION 13.4      NOTICES. ...........................................47
      SECTION 13.5      ENTIRE AGREEMENT. ..................................48
      SECTION 13.6      GOVERNING LAW. .....................................48
      SECTION 13.7      ARBITRATION.  ......................................48
      SECTION 13.8      ASSIGNMENTS AND THIRD PARTIES. .....................49
      SECTION 13.9      SEVERABILITY. ......................................49
      SECTION 13.10     AMENDMENTS; NO WAIVERS. ............................49
      SECTION 13.12     BEQUESTS, DEVISES AND GIFTS.  ......................50
      SECTION 13.13     NO THIRD PARTY BENEFICIARIES. ......................50
      SECTION 13.14     HEADINGS; USE OF CERTAIN TERMS. ....................50
      SECTION 13.15     COUNTERPARTS. ......................................50

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EXHIBITS

Exhibit 1.2       Definitions
Exhibit 7.5       Real Property Descriptions
Exhibit 9.1(o)    1997 Projections
Exhibit 9.1(q)    Modified Standard Rate Schedules
Exhibit 9.1(s)    Purchaser Employee Benefit Plans

SCHEDULES

Schedule 3.1(i)   Acquired Property
Schedule 3.1(iv)  Assumed Leases
Schedule 3.1(v)   Equipment
Schedule 3.1(vi)  Motor Vehicles
Schedule 3.1(viii)Contracts
Schedule 3.1 (ix) Accounts Receivable
Schedule 3.1(x)   Cash and Investments
Schedule 3.1 (xiv)Permits
Schedule 3.3(b)   Retired Debt
Schedule 3.6      Purchase Price Allocation
Schedule 4.1(a)   Assumed Liabilities
Schedule 5.4      Conflicting Agreements and Other Matters; Consents
Schedule 5.5(a)   No Default; Compliance with Laws and Regulations
Schedule 5.7      No Undisclosed Liabilities
Schedule 5.8      Absence of Certain Changes
Schedule 5.9      Contracts
Schedule 5.10     Actions Pending
Schedule 5.11     Environmental
Schedule 5.12     Insurance
Schedule 5.14     Real Estate
Schedule 5.16     Accounts Receivable
Schedule 5.18     Employee Benefit Plans
Schedule 5.19     Employees and Labor Matters
Schedule 5.20     Intellectual Property Rights
Schedule 5.21     Relationships
Schedule 5.24     Condition and Sufficiency of Assets
Schedule 5.25     Projected Costs
Schedule 5.26     Client Bank Accounts
Schedule 8.2(a)   Existing Contracts
Schedule 9.1(v)   Additional Positions
Schedule 13.1     Commissions

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                           ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated August 14, 1997, is by and between ABRAXAS GROUP, INC., a Pennsylvania nonprofit corporation ("TAG"), FOUNDATION FOR ABRAXAS, INC., a Pennsylvania nonprofit corporation ("FFA"), ABRAXAS FOUNDATION, INC., a Pennsylvania nonprofit corporation ("TAF"), ABRAXAS FOUNDATION OF OHIO, an Ohio nonprofit corporation ("TAFO"), and ABRAXAS, INC., a Delaware nonprofit corporation ("AI"), and CORNELL CORRECTIONS, INC., a Delaware corporation ("PURCHASER"). For purposes of this Agreement, TAG, FFA, TAF, TAFO and AI are collectively referred to as "SELLER".

      WHEREAS, Seller is in the business of operating juvenile treatment programs and educational programs and/or facilities in Delaware, the District of Columbia, Ohio and Pennsylvania; and

      WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell, transfer, assign and deliver to Purchaser substantially all of the assets of Seller on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      SECTION 1.1 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles and on a basis not inconsistent with those applied in the preparation of the financial statements referred to in SECTION 5.6 hereof.

      SECTION 1.2 DEFINED TERMS. As used in this Agreement, other words and terms have the meanings specified in EXHIBIT 1.2. Other capitalized terms have the meanings assigned to them elsewhere in this Agreement.

                                      1
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                                  ARTICLE II
                                    CLOSING

      SECTION 2.1 CLOSING. The closing of the purchase and sale provided for herein (the "CLOSING") shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, LLP, 600 Travis, 34th Floor, Houston, Texas 77002, on or before August 31, 1997, unless extended as provided in SECTION 3.3(a), or at such other place, time or date as may be agreed upon by the parties hereto. Subject to the provisions of SECTION 10.1, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing actually occurs is referred to as the "CLOSING DATE".

                                  ARTICLE III
                          PURCHASE, SALE AND DELIVERY

      SECTION 3.1 ACQUISITION ASSETS. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire and purchase from Seller, subject to SECTION 3.2 hereof, all of the assets, properties and rights of Seller, including without limitation all of Seller's right, title and interest in and to the following:

            (i) the fee simple interest in and to the properties described on
      SCHEDULE 3.1(i) (the "ACQUIRED PROPERTY" or "ACQUIRED PROPERTIES");

            (ii) all buildings, structures, fixtures and other improvements located on the Acquired Properties (the "IMPROVEMENTS");

            (iii) all right, title and interest of Seller in and to (i) all easements, tenements, hereditaments, privileges and appurtenances in any way belonging to the Acquired Properties and the Improvements, (ii) any land lying in the bed of any highway, street, road, avenue or access way, open or proposed, in front of or abutting or adjoining the Acquired Properties and the Improvements, (iii) the use of all strips and rights of way, if any, abutting, adjacent, contiguous to or adjoining the Acquired Properties and the Improvements, and (iv) all other rights and appurtenances belonging or in any way pertaining thereto including, without limitation, all water, wastewater and other utility rights and capacities (the "APPURTENANCES");

            (iv) all right, title and interest in, to and under all real property leases to which Seller is a party as a tenant or lessee on the Closing Date including, without limitation, those listed on SCHEDULE 3.1(iv) hereto (the "ASSUMED LEASES");

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            (v) all of the machinery, equipment, trade fixtures, tools, furniture, appliances, implements, spare parts, supplies, leasehold improvements, construction in progress and all other tangible personal property owned by Seller, or of which Seller has the current possession and use, on the Closing Date, including, without limitation, those listed on SCHEDULE 3.1(v) hereto (collectively, the "EQUIPMENT");

            (vi) all motor vehicles and rolling stock owned by Seller on the Closing Date, including, without limitation, those listed on SCHEDULE 3.1(vi) hereto (collectively, the "MOTOR VEHICLES");

            (vii) all office supplies, kitchen supplies, laundry supplies, medical supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date (collectively, the "SUPPLIES");

            (viii) all right, title and interest in, to and under all contracts (including, without limitation, all of the fee-for-service, operating and other contracts of Seller), leases, agreements, equipment or other lease licenses, government contract awards, management agreements and building service agreements to which Seller is a party on the Closing Date or by which any of the Acquisition Assets (as hereinafter defined) are then bound including, without limitation, those listed on SCHEDULE 3.1(viii) hereto (collectively, the "CONTRACTS");

            (ix) all accounts receivable of Seller and all other rights of Seller to payment for goods sold or leased or for services rendered, including, without limitation, those which are not evidenced by instruments or chattel paper, whether or not they have been earned by performance or have been written-off or reserved against as a bad debt or doubtful account in any financial statements, together with all instruments and all documents of title representing any of the foregoing, all rights in any merchandise or goods which any of the same represent, and all rights, title, security and guaranties in favor of Seller with respect to any of the foregoing (collectively, the "ACCOUNTS RECEIVABLE"), including, without limitation, those listed on SCHEDULE 3.1(ix) hereto;

            (x) with the exception of the Debt Service Reserve Fund (as defined in SECTION 3.2 below), all cash and investments of Seller which exist at the Closing Date, including but not limited to those listed on SCHEDULE 3.1(x) hereto;

            (xi) all prepaid items, deposits and other similar assets of Seller which exist at the Closing Date;

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            (xii) all cash or cash equivalents representing fund accounts of
      Clients ("CLIENT BANK ACCOUNTS");

            (xiii)  all goodwill and going concern value;

            (xiv) all right, title and interest in all licenses, permits, applications, registrations, exemptions, notices of intent, franchises, consents, waivers, variances, authorizations, approvals and orders issued by any federal, state, municipal or other Governmental Authority (collectively, the "PERMITS") relating to the Acquisition Assets or the Business, including, without limitation, those listed on SCHEDULE 3.1(xiv) hereto;

            (xv) all patents, patent applications, processes, shop rights, formulas, brand names, trade secrets, servicemarks, tradenames, trademarks, copyrights, intellectual property, drawings, and any similar items and related rights owned by or licensed to Seller, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof, including, without limitation, the use of the names "Abraxas," "The Abraxas School," "The Abraxas Group, Inc.," "The Abraxas Group," and all derivations thereof;

            (xvi) all rights under express or implied warranties from the suppliers of Seller with respect to the Acquisition Assets, to the extent they are assignable;

            (xvii) all books, records, papers and instruments of whatever nature and wherever located that are in the possession or control of Seller, that relate to the Business or the Acquisition Assets or which are required or necessary in order for Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, blueprints of the Improvements, if any, accounting and financial records relating to the Contracts, maintenance records, environmental records, analytical data and reports, correspondence with Governmental Authorities relating to the Business, supplier lists and other supplier data relating to the purchase of supplies, notices of claims or demands by third parties, and confidential information relating to the Business;

            (xviii) all personnel files and other materials relating to employees of Seller who are to be offered employment by Purchaser as contemplated by SECTION 7.1 hereof;

            (xix) all records of compliance and noncompliance with the laws, regulations, ordinances and orders applicable to the Acquisition Assets or the Business;


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            (xx) all right, title and interest in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Acquisition Assets or the Business;

            (xxi) all insurance policies relating to the Acquisition Assets, the Business and any underlying property on which the Business is or has been conducted and rights to make claims under any such current or prior insurance policy; and

            (xxii) subject to the exclusions set forth in SECTION 3.2 hereof, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted.

      Subject to SECTION 3.2 hereof, all of the assets referenced in this
SECTION 3.1 are collectively referred to as the "ACQUISITION ASSETS"

      SECTION 3.2 EXCLUDED ASSETS. Notwithstanding SECTION 3.1 hereof, Seller is not selling and Purchaser is not purchasing pursuant to this Agreement any of the following, all of which shall be retained by Seller (collectively, the "EXCLUDED ASSETS"):

      (a) the following accounts determined as of Closing, (i) the replacement reserve with respect to the urban redevelopment authority mortgage (which amount equaled $20,320 as of December 31, 1996) (the "REPLACEMENT RESERVE"), (ii) the long term investment account with respect to the urban redevelopment authority mortgage (which amount equaled $200,752 as of December 31, 1996) (the "LONG TERM INVESTMENT ACCOUNT"), (iii) the debt service reserve fund (which amount equaled $1,255,321 as of December 31, 1996), (iv) the sinking fund (which amount equaled $412,484 as of December 31, 1996), and (v) the unexpended fund proceeds (which amount equaled $524,747 as of December 31, 1996) (which accounts listed in (i) through (v) above are collectively referred to as the "DEBT SERVICE RESERVE FUND"). Any similar funds, proceeds or accounts in addition to those listed in the preceding sentence shall be included in Acquisition Assets purchased by Purchaser pursuant to this Agreement;

      (b)   any minute books, tax returns and similar corporate documents; and

      (c) all employee benefit plans (as defined in ERISA) and all other similar benefit plans, programs, arrangements or commitments (whether written of oral) of Seller; PROVIDED, HOWEVER, that Purchaser shall make available to the employees of Seller hired by Purchaser participation in any employee benefit plan which Purchaser offers to its employees generally, subject to the terms of such plan.

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      SECTION 3.3 PURCHASE PRICE. The aggregate consideration for the purchase of the Acquisition Assets and Seller's covenants set forth in ARTICLE XII hereof, shall be $18,083,250 LESS the Adjustment Amount, if any, calculated pursuant to SECTIONS 3.4 and 3.5 (as adjusted, the "PURCHASE PRICE") consisting of and payable in accordance with the following:

      (a) Prior to the execution of this Agreement, Purchaser delivered to Seller the sum of $250,000 to serve as an option fee (including any additional amounts paid pursuant to this SECTION 3.3(a) and interest on the aggregate amount thereof, the "OPTION FEE"), which has been and shall remain segregated from other Seller assets and deposited in an interest bearing account. Purchaser may extend the Closing Date to September 30, 1997 by paying to Seller an additional $50,000 on or before August 31, 1997. Any additional extensions shall be subject to the written consent of Seller, which will not be unreasonably withheld. The amounts paid pursuant to this Section (together with interest thereon) shall be part of the Option Fee, and such amounts shall be subject to the same terms of refundability and application against the Purchase Price as the original $250,000 Option Fee. The Option Fee shall be applied against the Purchase Price at Closing.

      (b) At the Closing, (i) Seller shall use the entire Debt Service Reserve Fund to prepay the indebtedness of Seller described on SCHEDULE 3.3(b) and (ii) Purchaser shall pay directly to the applicable creditors the balance of the amounts listed on SCHEDULE 3.3(b) after application of the Debt Service Reserve Fund. The entire amount of the indebtedness (principal and interest) paid by Seller and Purchaser at Closing and described on SCHEDULE 3.3(b) is referred to in this Agreement as the "RETIRED DEBT" and the amount paid by Purchaser at Closing shall be applied against the Purchase Price as set forth in SECTION 3.3(d) below.

      (c) Upon the terms and subject to the conditions hereof, at the Closing, Purchaser shall pay $1,200,000 (the "ESCROWED PURCHASE PRICE") of the Purchase Price to an escrow agent mutually acceptable to Purchaser and Seller (the "ESCROW AGENT"), to be held by the Escrow Agent and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement, in a form reasonably agreed to by the parties (the "ESCROW AGREEMENT"), to be executed by Purchaser and Seller at the Closing.

      (d) Upon the terms and subject to the conditions hereof, at the Closing and in full satisfaction of the Purchase Price, Purchaser shall pay to Seller an amount equal to the Purchase Price LESS (i) the Option Fee, (ii) the Retired Debt paid by Purchaser at Closing on behalf of Seller pursuant to SECTION 3.3(b) above, (iii) the Escrowed Purchase Price, (iv) the Transaction Expenses paid by Seller prior to Closing, (v) an amount equal to the sum of the Replacement Reserve and Long Term Investment Account, and (vi) any other payments of principal or prepayments of interest on indebtedness of Seller included within the Retired Debt made after June 30, 1997, by wire transfer to an account designated in writing by Seller or by a cashier's check made payable to Seller, as determined by Purchaser.

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      SECTION 3.4 ADJUSTMENT AMOUNT. The "ADJUSTMENT AMOUNT" shall be equal to
$1.00 for every $1.00 Net Working Capital is less than $5,664,592.

      For purposes of this Agreement, "NET WORKING CAPITAL" shall mean total current assets included within the Acquisition Assets MINUS total current liabilities (excluding all Retired Debt) included within the Assumed Liabilities, as determined in accordance with generally accepted accounting principles and, to the extent consistent with such principles , on a basis consistent with prior years.

      SECTION 3.5   ADJUSTMENT PROCEDURE.

      (a) Seller shall prepare, within 90 days following the Closing Date, a balance sheet (the "CLOSING DATE BALANCE SHEET") of Seller as of the Closing Date, including a listing of the Acquisition Assets and Assumed Liabilities and a computation of Net Working Capital as of such date. The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles and, to the extent consistent with such principles, on a basis consistent with prior years. If, within 15 days following delivery of the Closing Date Balance Sheet to Purchaser, Purchaser has not objected in writing thereto, then the Net Working Capital reflected therein shall be utilized in computing the Adjustment Amount. If Purchaser shall object in writing to the computation, then Seller and Purchaser shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 20 days, then the matter will be submitted to a mutually agreed national accounting firm as is jointly selected by Purchaser and Seller (the firm accepting the engagement being referred to as the "ACCOUNTING ARBITER"), whose decision with respect thereto shall be final and binding on the parties in all respects, except that Seller may withdraw from the transaction if the Purchase Price is adjusted in favor of Purchaser by an amount in excess of $3,000,000 unless Purchaser agrees to limit the Adjustment Amount to $3,000,000. Fees and expenses incurred in preparing the Closing Date Balance Sheet shall be borne by Seller and shall not be reflected as an expense in the Closing Date Balance Sheet; provided, however, to the extent necessary, Purchaser shall make its financial staff at its Pittsburgh, Pennsylvania offices available to Seller free of charge. Fees and expenses incurred by Purchaser and their auditors in reviewing the Closing Date Balance Sheet shall be borne by Purchaser. The fees of any Accounting Arbiter shall be borne equally by Purchaser and Seller.

      (b) On the tenth business day following the final determination of the Adjustment Amount, Seller shall pay the Adjustment Amount to the Purchaser in immediately available funds, which shall be a joint and several obligation of each Seller.

      (c) For purposes of determining Net Working Capital and due to the parties agreement that the Transaction Expenses be subtracted from the Purchase Price in
SECTION 3.3(D) above, any paid and any accrued and unpaid Transaction Expenses shall not be considered current liabilities.

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      SECTION 3.6 ALLOCATION REPORTING. Unless otherwise agreed in writing by
Purchaser and Seller, (i) SCHEDULE 3.6 hereto sets forth the allocations established by Purchaser and Seller of the Purchase Price and the Assumed Liabilities (as hereinafter defined) (and any other items constituting consideration paid by Purchaser or received by Seller in connection with the disposition of the Acquisition Assets) among the Acquisition Assets; (ii) the allocations set forth on SCHEDULE 3.6 hereto will be used by Purchaser and Seller as the basis for reporting asset values and other items for purposes of all required Tax Returns (including any Tax Returns required to be filed under Section 1060(b) of the Code and the Treasury regulations thereunder); and (iii) Purchaser and Seller shall not assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the allocations set forth on SCHEDULE 3.6 hereto.

                                  ARTICLE IV
                          LIABILITIES AND OBLIGATIONS

      SECTION 4.1 ASSUMED LIABILITIES. In addition to the consideration specified in SECTION 3.3, and subject to SECTION 4.2 hereof, at the Closing, Purchaser shall assume, pay, perform and discharge solely the following:

      (a) the trade accounts payable and accrued liabilities of Seller incurred in the normal course of operations, as of the Closing Date, to the extent (i) recorded on the books of Seller and set forth on SCHEDULE 4.1(a) and (ii) included in the calculation of Net Working Capital for purposes of SECTIONS 3.4 and 3.5 above; and

      (b) any commitments arising after the Closing Date pursuant to the Contracts (provided that the rights thereunder have been duly and effectively assigned to Purchaser).

      The liabilities referenced in SECTIONS 4.1(a) and 4.1(b) above are collectively referred to as the "ASSUMED LIABILITIES."

      SECTION 4.2 LIABILITIES NOT ASSUMED BY PURCHASER. Except as expressly provided in SECTION 4.1 hereof, Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any other liabilities or obligations of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities or obligations based on, arising out of or in connection with the following (collectively, the "EXCLUDED LIABILITIES"):

      (a) any indebtedness (whether short-term or long-term) for borrowed money, together with all interest thereon, including but not limited to the Retired Debt;

      (b) any Taxes for which Seller is liable (taking into account the provisions of SECTION 7.2(a) hereof);

      (c) any prepayment penalties or other liabilities related to retiring or extinguishing any indebtedness of Seller including, without limitation, the Retired Debt;

      (d) any liabilities arising out of or in connection with periods or activity prior to the Closing Date related to OSHA, EEOC, EPA or any other Governmental Authority, or any violation of law, and any unrecorded liabilities or contingencies that are not expressly identified on SCHEDULE 4.1(a);

      (e) any liability or obligation (contingent or otherwise) of Seller arising out of any claim, litigation, or proceeding threatened or pending on or before the Closing Date or any claim, litigation, or proceeding threatened or initiated after the Closing Date to the extent based on an act or omission of Seller or any current or former officer, director, employee, agent or representative of Seller, or the operation of the Business and/or Acquisition Assets occurring before the Closing Date, whether or not set forth on SCHEDULE 5.10;

      (f) any claims or conditions arising under or relating to Environmental Laws or similar legal requirements attributable or relating to the Acquisition Assets (including, without limitation, the operation thereof) or the business of Seller, including any liability or obligation resulting from Environmental Laws with respect to the Business Property arising after the Closing Date resulting from, caused by or related to any act or omission of Seller or any current or former officer, director, employee, agent, representative, tenant or invitee of Seller which occurred prior to the Closing Date, or the continuation of practices or operations with respect to the Acquisition Assets or the Business Property, that were occurring or in effect on or prior to the Closing Date;

      (g) any liability arising out of or in connection with Seller's defective performance of any Contract or any express or implied warranty with respect to performance of any Contract prior to the Closing Date;

      (h)   any unpaid Transaction Expenses;

      (i) any liability or obligation arising out of any employee benefit plan (as defined in ERISA) and all other similar benefit plans, programs, arrangements or commitments (whether written or oral) of Seller;

      (j)   any contingent or unknown liability of Seller; and

      (k) any liability or obligation under or in connection with or related to the Excluded Assets.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller, jointly and severally, represents, warrants and agrees to and with Purchaser as follows:

      SECTION 5.1 ORGANIZATION; QUALIFICATION. TAG is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FFA is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. TAF is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. TAFO is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. AI is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has heretofore delivered to Purchaser true, correct and complete copies of its articles of incorporation and bylaws, each as amended or restated through the date of this Agreement. Seller has all requisite power and authority to own and operate its assets and properties and to carry on its business and the Business as it is now being conducted. Seller is duly licensed or qualified as a foreign entity to do business and is in good standing in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it requires it to be so licensed or qualified.

      SECTION 5.2 AUTHORITY; ENFORCEABILITY. Seller has all requisite corporate power and authority to enter into this Agreement. All necessary action on the part of Seller has been taken to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, as of the date hereof, and this Agreement and all documents and instruments required hereunder to be executed and delivered by Seller at or prior to Closing will constitute, on the Closing Date, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally.

      SECTION 5.3 SUBSIDIARIES. Seller does not have any Subsidiaries, nor does Seller hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person, except that Seller, as defined in this Agreement, is a group of five related entities, pursuant to which the parent corporation is the sole corporate member of the other corporations and, as such, exercises voting power and direct control over such corporations.

      SECTION 5.4   CONFLICTING AGREEMENTS AND OTHER MATTERS;
CONSENTS. Seller is not a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or financial condition as of the date hereof. Except as set forth on SCHEDULE 5.4 hereto, the execution and delivery of this Agreement does not, the fulfillment of or compliance with the terms and provisions hereof will not, and the consummation of the transactions contemplated hereby will not:

      (a) violate or conflict with any provision of, or require any notice, consent, authorization or approval under, the articles of incorporation or bylaws of Seller;

      (b) violate or conflict with any provision of, or require any filing, consent, authorization or approval under, any Permit, law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon Seller or to which Seller's assets or properties are subject; or

      (c) conflict with, result in a material breach of, constitute a material default under (whether with notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, (i) any mortgage, indenture, deed of trust, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed to which Seller is a party or by which Seller is bound or to which Seller's properties are subject or (ii) any material lease, license, contract or other agreement or instrument to which Seller is a party or by which Seller is bound or to which Seller's assets or properties are subject.

      SECTION 5.5   NO DEFAULT; COMPLIANCE WITH LAWS AND REGULATIONS.


      (a) Except as set forth on SCHEDULE 5.5(a) and except where such default would not have a Material Adverse Effect, Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, deed of trust, loan or credit agreement, or any other agreement or instrument evidencing indebtedness or borrowed money to which Seller is a party or by which Seller or any of its properties is bound, (ii) any judgment, order or injunction of any court or Governmental Authority or (iii) any other agreement, contract, lease or license, including but not limited to the Contracts and the Assumed Leases.

      (b) Except where such violation would not have a Material Adverse Effect, Seller is not in violation of any law, regulation, order, judgment or decree of any federal or state court or Governmental Authority applicable to its business or operation.

      (c) Except where failure to hold a permit would not have a Material Adverse Effect, Seller holds all Permits as are necessary to carry on its business and the Business as currently conducted in compliance with all applicable laws rules, regulations and decisions of Governmental Authorities having jurisdiction over Seller, the Business and the Acquisition Assets. Seller is not in violation of any such Permit. All such Permits are in full force and effect, and no written or oral notice of suspension, revocation or cancellation thereof has been threatened, and Seller is fully authorized, subject to the approval of the licensing agencies, to assign to Purchaser such Permits. To the Best Knowledge of Seller, upon assignment of the Permits to Purchaser, such Permits will not impose any restrictions, limitations, terms or conditions that were not in effect prior to such assignment.

      SECTION 5.6 FINANCIAL STATEMENTS. Seller has heretofore furnished Purchaser with the following financial statements: (a) the audited balance sheets of Seller as of June 30 in each of the fiscal years ending June 30, 1995 and 1996, and the related income statements for the years then ended, and (b) an unaudited balance sheet of Seller as of December 31, 1996 and the related income statement for the six months ending December 31, 1996. Such financial statements (including any related schedules and notes) are true, complete and correct, and fairly present the financial position of Seller as of their respective dates and the results of operations of Seller for the periods therein indicated, and were prepared in accordance with generally accepted accounting principles and, to the extent consistent with such principles, on a basis consistent with prior years. Except for ordinary and customary liabilities that have arisen in the ordinary course of business of Seller since December 31, 1996, Seller does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not reflected in the Balance Sheet. The projections set forth on EXHIBIT 9.1(o) are based upon assumptions that management of Seller made in good faith and believes are reasonable.

      SECTION 5.7 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 5.7, there is no existing, contingent or threatened liability, obligation, Lien or claim of any nature (absolute, accrued, contingent or otherwise) that relates to the Business or has been asserted or threatened to be asserted against Seller, other than liabilities arising after the date of the Balance Sheet in the ordinary course of business consistent with past practice.

      SECTION 5.8 ABSENCE OF CERTAIN CHANGES. Except as disclosed on SCHEDULE
5.8 hereto, since the date of the Balance Sheet there has not been:

      (a) any material adverse change in the business, financial condition, properties, prospects, net worth or results of operations of Seller;

      (b) any material damage, destruction or loss suffered by Seller, whether covered by insurance or not;

      (c) any change by Seller in tax methods, principles or elections or in accounting methods or principles that would be required to be disclosed under generally accepted accounting principles;

      (d) any sale, lease or other disposition of properties and assets of Seller, other than those in the ordinary course of business consistent with past practices;

      (e) any merger or consolidation of Seller with any other Person or any acquisition by Seller of the stock or business of another Person;

      (f) any borrowing, agreement to borrow funds or guaranty by Seller or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which Seller is bound or by which Seller or any of its properties is bound other than in the ordinary course of business and consistent with past practices;

      (g) any cancellation of debt by Seller or waiver of any claim or right of substantial value to Seller;

      (h) any increase in the compensation payable or to become payable by Seller to the directors, officers or employees of Seller, any increase in benefits or benefit plan costs or any increase in any bonus, insurance, compensation or other benefit plan made for or with or covering any directors, officers or employees of Seller;

      (i) any employment, consulting, severance or indemnification agreement entered into or made by Seller with any of its employees, or any collective bargaining agreement or other obligation to any labor organization incurred or entered into by Seller;

      (j) the creation or imposition of any Lien, other than a Permitted Encumbrance, on any of the Acquisition Assets;

      (k) any reduction in accruals or reserves, except to the extent of related cash payments or other reductions consistent with past practice;

      (l) any write-up or write-down of the value of Seller's assets, except for write-ups or write-downs in accordance with generally accepted accounting principles and in the ordinary course of business and consistent with past practice;

      (m) the making of any capital expenditure or commitments therefor in excess of $10,000 in the aggregate;

      (n)   any amendment to the articles of incorporation or bylaws of Seller;

      (o)   any contract bid for an amount in excess of $10,000;

      (p)   any contract or commitment to do any of the foregoing;

      (q) any principal payment due or paid on any of the Retired Debt with the exception of the payment made on April 1, 1997 in the aggregate amount of $60,000 and the payment made in June, 1997, in the aggregate amount of $63,750; or

      (r) any imposition of any new or additional restriction, limitation, term or condition under any Permit or any Environmental Law.

      SECTION 5.9   CONTRACTS, AGREEMENTS, PLANS AND COMMITMENTS.
SCHEDULE 5.9 hereto sets forth a complete list of the following contracts, agreements, plans and commitments to which Seller is a party or by which Seller or any of its properties is bound as of the date hereof:

      (a) any contract, commitment or agreement that involves aggregate expenditures by Seller of more than $10,000 per year;

      (b) any contract or agreement (including any such contracts or agreements entered into with any Governmental Authority) relating to the maintenance or operation of the Business that involves aggregate expenditures by Seller of more than $10,000 per year;

      (c) any indenture, loan agreement or note under which Seller has outstanding indebtedness, obligations or liabilities for borrowed money;

      (d) any lease or sublease for the use or occupancy of real property, including but not limited to the Assumed Leases;

      (e) any agreement that restricts the right of Seller to engage in any type of business;

      (f) any guarantee, direct or indirect, by any Person of any contract, lease or agreement entered into by Seller;

      (g) any partnership, joint venture or construction and operation agreement;

      (h) any agreement of surety, guarantee or indemnification with respect to which Seller is the obligor, outside of the ordinary course of business;

      (i) any contract that requires Seller to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

      (j) any contract, agreement, agreed order or consent agreement that requires Seller to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

      (k) any other contract material to the Business. True, correct and complete copies of each of such contracts, agreements, plans and commitments have been delivered to or made available for inspection by Purchaser. All such contracts, agreements, plans and commitments (i) were duly and validly executed and delivered by Seller and, to the best knowledge of Seller, the other parties thereto and (ii) are valid and in full force and effect. Seller has fulfilled all material obligations required of Seller under each such contract, agreement, plan or commitment to have been performed by it prior to the date hereof, including timely paying all interest on its debt, including but not limited to the Retired Debt, as such interest has become due and payable. Except as set forth on SCHEDULE 5.9, there are no counterclaims or offsets under any of such contracts, agreements, plans and commitments. The assignment of the Contracts will vest in Purchaser the right to operate the Business and Acquisition Assets under the terms of the Contract and to use the Acquisition Assets in the manner currently operated and used by Seller. Set forth on SCHEDULE 5.9 is a listing of all Contracts which have expired and all Contracts which have been renewed since December 31, 1996.

      SECTION 5.10 ACTIONS PENDING. Except as set forth on SCHEDULE 5.10 hereto, there is no action, claim, suit, investigation or proceeding pending or, to the best knowledge of Seller, threatened against Seller, the Acquisition Assets, the Business, the Business Property or involving any properties or rights of Seller by or before any court, arbitrator or Governmental Authority. There is no action, claim, suit, investigation or proceeding pending or threatened against Seller which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict or delay the consummation of the transactions contemplated hereby or that reasonably may be expected to have a Material Adverse Effect on Seller or its assets or property. SCHEDULE 5.10 sets forth a summary description (including the cost to Seller of each such lawsuit (including any settlements or judgments paid by Seller) and the amount, if any, covered by insurance) of all current and prior lawsuits (which were filed or resolved within the last three years) by or against Seller or any of Seller's Affiliates.

      SECTION 5.11 ENVIRONMENTAL. Except as set forth on SCHEDULE 5.11 and without in any manner limiting any other representations and warranties set forth in this Agreement:

      (a) Neither Seller, nor the Acquisition Assets, nor any Business Property, is in violation of, or has violated, or has been or is in non-compliance with, any Environmental Laws in connection with the ownership, use, maintenance, operation of, or conduct of the Business or any Business Property.

      (b)   Without in any manner limiting the generality of (a) above:

            (i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Permits) and to the Best Knowledge of Seller, no Materials of Environmental Concern have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Property or transferred or transported to or from any Business Property, and to the Best Knowledge of Seller, no Materials of Environmental Concern have been generated, manufactured, stored, treated or disposed of, or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any Business Property;

            (ii) Seller is not, as a result of the operation or condition of the Business, the Acquisition Assets, or any Business Property on or prior to the Closing Date, subject to any: (a) contingent liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Property; (b) reclamation, decontamination or Remediation requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

            (iii) There are no Environmental Claims known, pending or threatened against Seller, the Acquisition Assets, or any of the Business Properties;

            (iv) Seller and all of its current Business Properties, to the Best Knowledge of Seller, have all Permits necessary to comply with all Environmental Laws and have made all capital improvements necessary for compliance with all Environmental Laws (including, without limitation, for compliance with all Permits), and operation of Seller's Business and each Business Property is in compliance in all material respects with all terms and conditions of such required Permits;

            (v) To the Best Knowledge of Seller, there are no, nor have there ever been any, storage tanks or solid waste management units (not exempt from permit requirements) located on or under any Business Property of Seller, and there are no Materials of Environmental Concern in, under or on any Business Property in an amount exceeding naturally occurring background levels for such geographic area or which would require reporting to any Governmental Authority or Remediation to comply with the most stringent requirements of Environmental Laws;

            (vi) To the Best Knowledge of Seller, none of the off-site locations where Materials of Environmental Concern generated from any Business Property or for which Seller has arranged for treatment, storage, or disposal has been nominated or identified as a facility requiring Remediation which is subject to an existing or potential claim under Environmental Laws;

            (vii) Seller has not been named as a potentially responsible party under, and no Business Property has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or similar Environmental Laws, and no Business Property is subject to any claim or lien arising under Environmental Laws;

            (viii) Seller has not received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Permits, relating to the ownership, use, maintenance, operation of the Business, the Acquisition Assets or any Business Property, nor is there any basis for any of the foregoing, nor has Seller voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

            (ix) Seller is not aware of any requirement of any Environmental Laws that will require future compliance costs on the part of Seller in excess of Ten Thousand Dollars ($10,000) above costs currently expended in the ordinary course of business;

            (x) Seller has filed all notices, notices of intent, notifications, financial security, waste managements plans, waste generation reports, Form R and chemical inventory reports, or other applications and documents which are required to be obtained or filed by Seller for the lawful operation of the Business or the use or operation of any Business Property; and

            (xi) To the Best Knowledge of Seller, no current Business Property (or equipment thereon) contains any asbestos containing materials or polychlorintated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

      (c) No improvements or alterations been made to any Business Property without a Permit where one was required, nor is there any unfulfilled order directive of any applicable Governmental Authority or casualty insurance company that any work of investigation, Remediation, repair, maintenance or improvement required to be performed on the Business Property;

      (d) With regard to any Business Property, there is no unfulfilled requirement that any environmental impact statement (or similar document) be prepared by or filed with any Governmental Authority to evaluate its impact on the environment; and

      (e) To the Best Knowledge of Seller, there is no consent necessary or application required to be filed under any Environmental Law to transfer the Acquisition Assets.

      SECTION 5.12 INSURANCE. SCHEDULE 5.12 hereto sets forth a list of all insurance policies owned by Seller by which Seller or any of its properties or assets is covered against present losses, all of which are now in full force and effect. No insurance has been refused with respect to any operations, properties or assets of Seller nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three years. No insurance carrier has denied any claims made against any of the policies listed on SCHEDULE 5.12 hereto.

      SECTION 5.13 TITLE. Seller has good and marketable title to its personal, tangible and intangible properties and assets, including such properties and assets reflected in the Balance Sheet and, except as noted in the financial statements and the notes thereto delivered pursuant to SECTION 5.6 hereof, said properties and assets are not subject to any Lien, other than Permitted Encumbrances. Seller has not received any written notice of any material adverse claim that has not been satisfied with respect to its title to any material Permit, right-of-way, easement or lease on or under which any of its facilities are located. Seller enjoys peaceful and undisturbed possession under all material Permits or leases under which it is operating, and all such Permits and leases are valid, subsisting and in full force and effect with respect to the Seller and to the knowledge of Seller, with respect to the other parties thereto.

      SECTION 5.14  REAL ESTATE.

      (a) SCHEDULE 5.14 hereto contains an accurate and complete list of all real property owned in whole or in part by Seller as part of or related to the Business (including but not limited to the Business Property), and includes the name of the record title holder thereof and a list of all indebtedness secured by any Lien thereon. Seller has good and marketable title in fee simple to all the real property owned by it, free and clear of any Lien, except for Permitted Encumbrances. None of the buildings, structures or appurtenances (or any equipment therein) located on any such currently owned or operated real property, nor the operation or maintenance thereof, violates in any respect any restrictive covenant, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of Seller, threatened which would preclude or impair in any material respect the use of such real property by Seller for the purpose for which it is currently used.

      (b) SCHEDULE 5.14 hereto sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases, management agreements and other agreements as part of or related to the Business under which Seller is lessor or lessee of, or uses or occupies or allows the use or occupancy of, any real property, including but not limited to the Assumed Leases. All such leases, subleases and other agreements are valid and subsisting and in full force and effect

      (c) The real and leased property listed on SCHEDULE 5.14 (i) has full and free access to and from highways, streets and roads and there is no proceeding pending or, to the knowledge of Seller, threatened that could result in the termination of or material limitations on such access (ii) is connected to and serviced by utilities and public services all of which are adequate for the use of the real property listed thereon as the Business is currently conducted, and
(iii) is zoned, platted and permitted for use in the manner in which it is currently being used. Seller has not experienced during the three years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the Business during such period and no such material interruption is, to the knowledge of Seller, threatened.

      SECTION 5.15 SUPPLIES. The Supplies of Seller are of a quantity and quality that have been normal for Seller in the ordinary course of business of Seller and are owned by Seller free and clear of any Liens. Seller neither records nor maintains a supplies inventory on its books.

      SECTION 5.16 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Balance Sheet represent sales actually made in the ordinary course of business and are fully collectible (within six months after the Closing Date) except as reflected in the reserve for doubtful accounts in the Balance Sheet, including but not limited to the $1.5 million of receivables which have been fully reserved as further described on SCHEDULE 5.16 (the "PAST DUE RECEIVABLES"). The reserve for doubtful accounts reflected in the Balance Sheet has been determined in accordance with generally accepted accounting principles and on a basis consistent with prior years.

      SECTION 5.17  TAXES.

      (a) Seller has provided Purchaser with true and correct copies of all Tax Returns, if any, of Seller for the past five years.

      (b) Seller has caused to be duly filed in a timely manner with the appropriate Governmental Authorities all Tax Returns required to be filed by or with respect to the Business or the Acquisition Assets and has caused to be paid or deposited all Taxes (including estimated Taxes) required with respect to the periods covered by such Tax Returns or by any taxing authority. All Taxes required to be collected or withheld with respect to the Business or the Acquisition Assets have been duly collected or withheld, and all Taxes with respect to the Business or the Acquisition Assets required under generally accepted accounting principles to be accrued on the financial statements of Seller have been so accrued

      (c) No liens with respect to Taxes exist, and Seller has no reason to expect that any lien with respect to Taxes will arise, on or with respect to the Business or the Acquisition Assets, except for liens imposed by law and incurred in the ordinary course of business for obligations not yet due. No extension of time is in effect with respect to the date on which any Tax Return is to be filed by or with respect to the Business or the Acquisition Assets. There are no outstanding agreements or waivers extending the period for assessment or collection of any Taxes relating to the ownership or operation of the Business or the Acquisition Assets.

      (d) Except as set forth on SCHEDULE 5.17(D), there is no pending action, proceeding or investigation, and, no action, proceeding or investigation has been threatened by any Governmental Authority, for assessment or collection of Taxes with respect to the Business or the Acquisition Assets. No claim for assessment or collection of Taxes has been asserted during the past five years and no actual or proposed assessment has been made with respect to Taxes relating to the ownership or operation of the Business or the Acquisition Assets.

      SECTION 5.18  EMPLOYEE BENEFIT PLANS.

      (a) Each Plan and each Benefit Program (defined in SECTION 5.18(b)(iv) below) is listed on SCHEDULE 5.18 hereto. No Plan or Benefit Program is or has been (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, nor has Seller contributed to, or ever had any obligation to contribute to, any multi-employer plan. Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on SCHEDULE 5.18 and is so qualified. No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Seller other than as required by COBRA. There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the knowledge of Seller, threatened, with respect to any such Plans or Benefit Programs.

      (b) Seller has heretofore delivered to Purchaser true and correct copies of the following, if any:

            (i) each Plan and each Benefit Program listed on SCHEDULE 5.18, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

            (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

            (iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between Seller and any officer, consultant, director, employee or independent contractor of Seller; and

            (iv) a complete description of each other plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of Seller as such or members of their families (other than directors' and officers' liability policies), whether or not insured (a "BENEFIT PROGRAM").

      (c) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable laws, rules and regulations. Seller has no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

      (d) Except as set forth in SCHEDULE 5.18, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by Seller, including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of Seller, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

      SECTION 5.19  EMPLOYEES AND LABOR MATTERS.

      (a) Seller has provided Purchaser with a true and complete list dated as of June 30, 1997 (the "EMPLOYEE SCHEDULE ") of all employees of Seller listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, Seller's vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written agreement with Seller. As of the date of this Agreement and as of the Closing Date, the combined projected annual payroll for the calendar year ending December 31, 1997 of Seller required to operate the Business is not materially different from that as listed on the Employee Schedule, and Seller has not entered into any agreement or agreements pursuant to which the combined annual payroll of Seller, including projected pay increases, overtime and fringe benefit costs, required to operate the Business (including all administrative and support personnel) would be greater than as listed on the Employee Schedule. Set forth on SCHEDULE 5.19 is a detailed description of all health, dental, life and disability insurance plans of Seller and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee's dependents.

      (b) Except as set forth on SCHEDULE 5.19, Seller is not a party to or bound by any written employment agreements or commitments, other than on an at will basis. Seller is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. All employees of Seller who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the knowledge of Seller, threatened against Seller with respect to the Business and, during the past five years, Seller has not experienced a work stoppage with respect to the Business.

      (c) Except as set forth on SCHEDULE 5.19, (i) Seller is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of Seller and no such agreement or contract has been requested by any employee or group of employees of Seller, nor has there been any discussion with respect thereto by management of Seller with any employees of Seller, (ii) Seller is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of Seller, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of Seller.

      SECTION 5.20 INTELLECTUAL PROPERTY RIGHTS. Except as set forth on SCHEDULE 5.20, all patents, trademarks (whether registered or not), trade names, computer software, copyrights and patent or know-how licenses (wherein Seller is either licensee or licensor) and any other intellectual property of Seller (the "INTELLECTUAL PROPERTY RIGHTS") are lawfully owned, possessed or used by Seller, as the case may be. No past due royalties or other payments subsequent to the Closing Date are or will be required to be paid to any Person who is the licensor under such license agreements as they currently exist, and Seller is not now nor upon consummation of the transactions contemplated hereby will be in default in any obligation with respect to any agreement with others concerning the Intellectual Property Rights. There is no existing or threatened infringement, misuse or misappropriation by others of the Intellectual Property Rights; there is no pending or threatened claim by Seller against others for any such infringement, misuse or misappropriation; and there is no pending judicial proceeding involving any claim, and Seller has not received any notice or claim of any infringement, misuse or misappropriation by Seller of any patent, trademark, trade name, copyright, Intellectual Property Rights license or similar right owned by any third party during the past five years.

      SECTION 5.21 RELATIONSHIPS. Except as set forth on SCHEDULE 5.21, the Seller has not received notice from any supplier or from any party to any Contract involving more than $10,000 annually with Seller (each a "CONTRACT PARTY"), during the past two years that such supplier or Contract Party intends to discontinue doing business with Seller, and no supplier or Contract Party during the past two years has indicated any intention (a) to terminate its existing business relationship with Seller or (b) not to continue its business relationship with Seller, whether as a result of the transactions contemplated hereby or otherwise. Seller has not entered into any related party transaction during the past year. The consummation of the transactions contemplated in this Agreement, including but not limited to assignment of the Contracts by Seller to Purchaser, will not affect Purchaser's rights to any previous grants to, or contracts with Seller, except as related to school breakfast, lunch and food stamp programs in an annual amount not to exceed $850,000, and except to the extent such grants are reflected in the records of Seller as an accrued liability.

      SECTION 5.22 CERTAIN PAYMENTS. Neither Seller nor any officer, director or employee of Seller has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of Seller (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other Person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such officer, director or employee not reimbursed by Seller or as permitted by applicable law).

      SECTION 5.23 BOOKS AND RECORDS. The corporate minute books, and other corporate records of Seller are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction and no meeting of the board of directors of Seller or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all personnel files, reports, strategic planning documents, financial forecasts, accounting and tax records and all other records of every type and description that relate to the business of Seller have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with generally accepted accounting principles and applicable laws and regulations. All such books and records are located in the offices of Seller.

      SECTION 5.24 CONDITION AND SUFFICIENCY OF ASSETS. Except as set forth on
SCHEDULE 5.24, the Improvements and Equipment are structurally sound, are in good operating condition and repair (subject to normal wear and tear) and are adequate for the uses to which they are being put, and Seller is not aware that any of such Improvements or Equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth on SCHEDULE 5.24, the Improvements, Equipment and Motor Vehicles reflected in the Balance Sheet (except any such tangible property disposed of since December 31, 1996 in the ordinary course of business) or acquired since December 31, 1996 by Seller constitute all of the operating assets held for use or used in connection with Seller's business other than those disposed of in the ordinary course of business, and are sufficient for the continued conduct of the Business at the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 5.25 CERTAIN EXPENSES. The projected costs as determined under generally accepted accounting principles to Seller to operate the Business during the fiscal year 1997 as listed on SCHEDULE 5.25 are reasonable based on historical financial data.

      SECTION 5.26 CLIENT BANK ACCOUNTS. SCHEDULE 5.26 lists each of the Client Bank Accounts.

      SECTION 5.27 STUDIES, ETC. Seller has provided to Purchaser all studies, reports, plans, analyses or similar documents (including all drafts thereof and whether prepared by Seller's employees or others) in their possession or control relating to Materials of Environmental Concern and Environmental Laws or relating to the Business, any Business Property and the Improvements.

      SECTION 5.28 DISCLOSURE. To the best knowledge of Seller, there is no fact known to Seller that has specific application to Seller (other than general economic or industry conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the Schedules attached hereto.

                                  ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants that:

      SECTION 6.1 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in all jurisdictions wherein the nature of its business or ownership of its assets require such qualification.

      SECTION 6.2 AUTHORITY; NO CONFLICTS. Purchaser has all requisite corporate power to carry on its business as presently conducted, to enter into this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any provision of Purchaser's charter, bylaws, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any law applicable to Purchaser. Prior to Closing, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will have been duly and validly authorized by all requisite corporate action on the part of Purchaser. There is no action, claim, suit, arbitration, investigation or proceeding pending or threatened against Purchaser which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict or delay the consummation of the transactions contemplated hereby.

      SECTION 6.3 BINDING AGREEMENT. This Agreement constitutes, as of the date hereof, and this Agreement and all documents and instruments required hereunder to be executed and delivered by Purchaser at Closing will constitute, on the Closing Date, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally.

      SECTION 6.4 REGULATORY APPROVALS. Except with respect to Purchaser's applications for required licenses or permits, no filings or other regulatory approvals are required to be filed or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement prior to the consummation of the transactions contemplated herein.

      SECTION 6.5 PENDING LITIGATION. There is no action, claim, suit, investigation or proceeding pending, or, to the best knowledge of Purchaser, threatened against Purchaser which purports to affect the validity or enforceability of this Agreement or that seeks to prohibit, restrict, delay or enjoin the consummation of the transactions contemplated hereby.

                                  ARTICLE VII
             CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

      SECTION 7.1   EMPLOYEES.

      (a) Purchaser may, but shall not be obligated to, offer employment to any of the employees of the Seller with the exception of Arlene Lissner and Tom Jenkins. Seller will not solicit, or endeavor to solicit, after the Closing Date any employee or discourage any such person from accepting such employment with Purchaser. Seller has not made any representations or promises, oral or written, to employees of Seller concerning employment by Purchaser.

      (b) Purchaser shall not be responsible for any costs, obligations or liabilities which may result from the termination of employment by Seller of any employee of the Business not hired by Purchaser as of the first payroll date after the Closing; provided, however, Purchaser shall be responsible for and shall assume any and all costs, obligations or liabilities directly related to the termination by Purchaser of any employee of the Business who is hired by Purchaser on or after the Closing Date solely to the extent that such costs, obligations or liabilities relate directly to the period beginning with the hiring of such employee by Purchaser and ending with such termination by Purchaser. Purchaser makes no representation with respect to the comparability of Purchaser's employee benefits to those offered by Seller. Purchaser specifically disclaims any obligation to remunerate employees of Seller who, following the Closing Date, will be employed by Purchaser, at levels comparable to the aggregate remuneration provided to such employees while employed by Seller. Prior to the Closing Date, Seller shall have taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the "WARN ACT") to the extent it is subject to the WARN Act, and Purchaser shall not have any disclosure or announcement obligations or any other responsibilities under the WARN Act as a result of the transactions contemplated by this Agreement.

      (c) Seller shall take such actions as it deems appropriate to terminate, modify, alter or amend the existing Plans or Benefit Programs with respect to employees of the Business due to the transactions contemplated by this Agreement. Purchaser does not and shall not assume any of such Plans or Benefit Programs, including, without limitation, any severance plans of Seller.

      (d) Except for obligations, if any, expressly included within the Assumed Liabilities, Seller shall be solely responsible for and shall pay in full to all of Seller's employees all compensation, bonuses and other payments, and all sick pay, vacation pay, and any other benefits otherwise payable under the Benefit Programs, accrued to the Closing for which Seller is obligated thereunder, and Seller shall satisfy all such obligations to such employees.

      (e) Seller will retain responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for each Seller employee hired by Purchaser (and covered dependents) with respect to claims incurred by such employee or their covered dependent prior to the Closing. Seller will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee of Seller who terminated employment with Seller (and their dependents) prior to the Closing in respect of claims incurred on their behalf prior to the Closing. For purposes of this paragraph, a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date.

      (f) Seller is responsible for any liabilities that may arise with respect to application of Section 4980B of the Internal Revenue Code of 1986 or Part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to any of its employees or covered dependents as a result of the transactions contemplated by this Agreement, as well as for any prior COBRA violations which occurred prior to Closing. Purchaser is not a successor employer for COBRA purposes.

      (g) Purchaser is not, and shall not be deemed to be, a successor employer to Seller with respect to any Plans or Benefit Programs; and no plan or other program adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan", as such term is defined in ERISA or the Code, of any such Plan or Benefit Program.

      SECTION 7.2   TAXES.

      (a) LIABILITY FOR TAXES. Subject to SECTION 7.2(d) hereof, Seller shall be liable for, and shall indemnify and hold Purchaser and its Affiliates harmless from, (i) all Taxes that are imposed on or incurred by Seller, (ii) all Taxes that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period ending on or before the Closing Date, except to the extent that accruals were made therefor at December 31, 1996 and such Taxes are included in the Assumed Liabilities, (iii) a portion, determined as described below, of any Taxes that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period beginning prior to and ending after the Closing Date ("STRADDLE PERIOD") which is allocable to the period ending on or before the Closing Date, but not otherwise, (iv) any Taxes payable as a result of a breach by Seller of any of the representations set forth in SECTION 5.17 hereof, and (v) any attorneys' fees or other costs incurred by Purchaser or its Affiliates in connection with any payment from Seller under this SECTION 7.2(a). The determination of the portion of any Taxes imposed on or incurred with respect to the Acquisition Assets or the Business for a Straddle Period which is allocable to the period ending on or before the Closing Date shall be made, in the case of ad valorem, property or similar Taxes, if any, which are not measured by or based upon production, or franchise or capital Taxes which are not measured by or based upon net income, by allocating such Taxes on a per diem basis, and, in the case of all other Taxes, by assuming that the period ending on or before the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period.

      (b) TAX RETURNS. Seller shall be responsible for the preparation and filing of any Tax Return relating to the Acquisition Assets or the Business that is originally due on or before the Closing Date. Purchaser shall be liable for the preparation and filing of all other Tax Returns that relate to the Acquisition Assets or the Business.

      (c) RIGHT TO REFUNDS. If Seller, on the one hand, or Purchaser, on the other hand, receives a refund of any Taxes for which the other is liable, then the party receiving such refund shall, within 10 days after its receipt, remit it to the other party.

      (d) RECAPTURE AND TRANSFER TAXES. Notwithstanding any other provisions set forth herein, Seller and Purchaser shall each be liable for and pay one-half of any transfer and recapture taxes incurred by Seller and/or Purchaser relating to the sale by Seller of the Acquired Property and Improvements to Purchaser as contemplated in this Agreement.

      (e) OTHER TAXES. Except as expressly set forth in SECTION 7.2(d) above, Seller shall be liable for and pay, and shall indemnify and hold Purchaser harmless from all transfer, sales, use, gross receipts, stamp, value added, excise, or similar Taxes imposed on or relating to the sale or transfer of the Acquisition Assets or the Business.

      SECTION 7.3 CONSENTS. Seller shall use best efforts to procure all consents, novations, approvals or waivers in a form reasonably satisfactory to Purchaser which must be obtained by Seller pursuant to this Agreement or which are necessary to assign the Contracts and transfer any other Acquisition Assets to Purchaser. At the Closing, Purchaser may, but shall not be obligated to, elect to close the transactions contemplated hereby, notwithstanding the fact that Seller may have failed to obtain consents to the transfer.

      SECTION 7.4   TITLE.

      (a) Seller has caused Chicago Title Company (the "TITLE COMPANY"), to furnish Purchaser a Commitment for Title Insurance (the "COMMITMENT") from the Title Company addressed to Purchaser covering (i) each Acquired Property and the Improvements and (ii) each Assumed Lease requested by Purchaser, pursuant to which the Title Company shall commit to issue to Purchaser an Owner's Policy of Title Insurance (the "TITLE POLICY"), together with legible copies of all instruments described in the Commitment evidencing defects in, exceptions or objections to or encumbrances upon title to each Acquired Property and the Improvements.

Seller and Purchaser shall each bear one-half of all costs associated with the Commitment and Title Policy.

      (b) Seller shall have provided Purchaser with a report of searches made of the Uniform Commercial Code Records in jurisdictions determined by Purchaser in the name of Seller (the "UCC SEARCHES"), evidencing any Liens relating thereto granted by Seller. Seller and Purchaser shall each bear one-half of all costs associated with the UCC Searches.

      (c) Purchaser shall have 15 business days following receipt of the later of the Commitment provided for in this SECTION 7.4 and the Survey provided for in SECTION 7.5 hereof to deliver to Seller its written objections to any matters reflected in the Commitment or the Survey. Any such matters which are not objected to by Purchaser within said 15 business days shall all be considered Permitted Encumbrances. Seller shall in good faith diligently work to have the title and survey exceptions raised by Purchaser, other than the Permitted Encumbrances, cured or removed to the reasonable satisfaction of Purchaser within 15 days after Purchaser notifies Seller in writing of such exceptions or objections. If Seller fails to cure or satisfy such objections for any reason within such time period, Purchaser may either (i) accept conveyance of title to the Acquired Properties, the Improvements and the Assumed Leases subject to such uncured matters and proceed with the Closing contemplated herein (in which event all such matters shall be deemed Permitted Encumbrances), or (ii) give written notice to Seller electing to terminate this Agreement pursuant to ARTICLE X hereof.

      SECTION 7.5 SURVEYS. Seller has caused surveys (the "SURVEYS") of (i) each of the Acquired Properties and (ii) each of the Properties which are the subject of Assumed Leases as requested by Purchaser, to be made by a licensed surveyor. The Surveys shall be acceptable to Purchaser and the Title Company and shall contain a certification in favor of Purchaser and the Title Company that the Surveys are correct and accurate and that the Properties are free of encroachments, except as shown, the form and content of which certification shall be approved by the Purchaser and the Title Company. For purposes of the description of the land to be included in the deeds to be delivered pursuant to
SECTION 9.1(e) hereof, the descriptions prepared by the surveyor shall control any conflicts or inconsistencies with the descriptions of the Properties on
EXHIBIT 7.5 hereto, and such descriptions shall be deemed to be incorporated into this Agreement upon its completion and approval by Purchaser. Seller and Purchaser shall each bear one-half of all costs associated with the Surveys.

      SECTION 7.6 ENVIRONMENTAL DUE DILIGENCE. Seller hereby grants to Purchaser, and its counsel, accountants, consultants and other representatives, such access to its respective business facilities (whether owned, operated, or leased), personnel and records (including without limitation for purposes of conducting site inspections, asbestos surveys, or sampling and analyses of soil, groundwater or other media) as Purchaser may reasonably request, including for the purpose of conducting an investigation of the (a) compliance of Seller and any of its Business Properties with applicable Environmental Laws, and (b) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental

Concern at any such facility ("ENVIRONMENTAL DUE DILIGENCE"). If the Closing under this Agreement does not occur, Seller shall cause, at its expense, (x) any investigation-derived waste generated or created in connection with performance of the Environmental Due Diligence (including without limitation, drill cuttings, purged or developed water, or sample remnants) to be disposed in compliance with applicable Environmental Laws, and (y) any wells or borings installed during the Environmental Due Diligence to be plugged and abandoned. Seller shall be responsible for executing on its own behalf any and all manifests, shipping documents, plugging and abandoning reports and similar documents in connection with its obligations hereunder, and Seller agrees to indemnify and hold Purchaser harmless from and against any and all claims, liabilities, damages and causes of action arising out of its failure to fulfill such obligations hereunder. Seller shall provide to Purchaser copies of all (a) Permits, (b) reports or results of all inspections, audits, assessments, and analytical data and (c) such other information as Purchaser may reasonably request in the possession or control of Seller regarding any of Seller's current or prior business facilities or operations and relating to (i) compliance with applicable requirements of Environmental Laws or (ii) the exposure to, presence, release, or any aspect of management, handling, or use of Materials of Environmental Concern.

      SECTION 7.7 FURTHER ASSURANCES. Seller and Purchaser shall execute and deliver to the other, at the Closing or thereafter, any other instrument which may be requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement or to transfer any Acquisition Assets identified after the Closing or to obtain any consents or licenses necessary for Purchaser to operate the Business in the manner operated by Seller prior to Closing.

      SECTION 7.8 MAIL RECEIVED AFTER CLOSING. Following the Closing, Purchaser may receive and open all mail addressed to Seller and, to the extent that such mail and the contents thereof relate to the Business or the Acquisition Assets, deal with the contents thereof in its discretion. Purchaser shall notify Seller of (and provide Seller copies of the relevant portions of) any mail that obliges Seller to take any action or indicates that action may be taken against Seller. To the extent that such mail and the contents thereof do not relate to the Business or the Acquisition Assets, such mail and the contents thereof shall be promptly forwarded to Seller at Seller's address for notices set forth in SECTION 13.4, or at such other address as may be designated in writing by Seller.

      SECTION 7.9 UNCOLLECTIBLE ACCOUNTS RECEIVABLE. Seller, jointly and severally, will indemnify Purchaser for 75% of any accounts receivable included in the Acquisition Assets (other than the Past Due Receivables) that Purchaser, using its reasonable efforts, is unable to collect within 180 days after the Closing Date. The Seller shall indemnify the Purchaser for the remaining 25% of the account receivables including in the Acquisition Assets (other than the Past Due Receivables) that Purchaser, using its reasonable efforts, is unable to collect within one year after the Closing Date. Seller shall pay Purchaser pursuant to Seller's obligations under this SECTION 7.9 within 30 business days after written notice from Purchaser of the amount Seller owes Purchaser pursuant to this SECTION 7.9. After receipt of payment from Seller for the full amount for any Uncollectible Accounts Receivable, Purchaser shall assign the rights and interests to such Uncollectible Accounts Receivable to Seller.

      SECTION 7.10 BILLS AND PAYMENTS RECEIVED AFTER CLOSING. Purchaser shall promptly send Seller any bills or other notices that payment is due that Purchaser receives after Closing related to obligations of Seller not assumed by Purchaser under this Agreement, and Seller shall timely pay such bills or other debts on or before the date that such bills are due. Seller shall promptly send Purchaser any bills or other notices that payment is due that Seller receives after Closing related to obligations of Seller expressly assumed by Purchaser under this Agreement, and Purchaser shall timely pay such bills or other debts on or before the date that such bills are due. Seller and Purchaser shall each promptly send to the other any payments received by them after Closing that is an asset of the other.

      SECTION 7.11 LOSS DUE TO CONDEMNATION. In the event of a condemnation proceeding commenced on or before the Closing Date with respect to all or any material portion of any of the Acquired Properties or the Improvements, Purchaser may, upon written notice to Seller given within 10 days of receipt of written notice of such event, terminate this Agreement pursuant to ARTICLE X of this Agreement. In the event that Purchaser does not elect to terminate, then this Agreement shall remain in full force and effect, and the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that Seller shall assign to Purchaser at Closing all of Seller's rights and interests in and to any condemnation awards which have been paid or are or become payable to Seller.

      SECTION 7.12 LOSS DUE TO CASUALTY. In the event of a Substantial Loss or damage (defined below) to any of the Acquired Properties or the Improvements by fire or other casualty prior to the Closing Date, Purchaser may, upon written notice to Seller within 10 days of receipt of written notice of such event, terminate this Agreement pursuant to ARTICLE X of this Agreement. In the event that Purchaser does not elect to terminate, then this Agreement shall remain in full force and effect, and the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that Seller may elect, with the consent of Purchaser, such consent not to be unreasonably withheld, to repair the damaged property or improvement prior to Closing. In the event Seller elects not to repair the property, Seller shall assign to Purchaser at Closing all of Seller's rights and interests in and to any insurance proceeds which have been or are or become payable to Seller as a result of such damage or loss, less reasonable costs and attorneys fees of Seller in connection therewith plus the amount of the deductible delivered to Purchaser in cash. "SUBSTANTIAL LOSS OR DAMAGE" shall mean a loss or damage of 10% or more of the square footage of the Improvements or material damage to a particular Acquired Property or Improvement which results in the loss of the use thereof for a period exceeding six months. In the event of a loss or damage arising prior to the Closing Date that constitutes less than a Substantial Loss or damage by fire or other casualty, Purchaser shall not have the right to terminate this Agreement pursuant to this SECTION 7.12; HOWEVER, Seller shall assign to Purchaser at Closing all of Seller's rights and interests in and to any insurance proceeds which have been or are or become payable to Seller as a result of such damage or loss.

      SECTION 7.13 NOTICE OF ENVIRONMENTAL CLAIMS. In Seller shall give prompt written notice to Purchaser of the commencement of any Environmental Claim, or inspection by any Governmental Authority with responsibility for enforcing or implementing any applicable Environmental Laws, and provide to Purchaser such information as Purchaser may reasonably request regarding such Environmental Claim, any developments in connection therewith, and, as applicable, Seller's anticipated or actual response thereto.

      SECTION 7.14 PROJECT. Purchaser shall use its commercially reasonable efforts to complete the efforts of Seller and bring the successful commencement of operations of the new 250-bed juvenile detention facility. For purposes of this paragraph "successful commencement of operations" shall be deemed to have occurred when (i) the facility has been opened and is operating, (ii) a fee for service contract has been signed with appropriate governmental agencies, and
(iii) the facility maintains an average occupancy of at least 90% for a consecutive 60 day period. In the event the "successful commencement of operations" does not occur within three years from the Closing Date, the Purchase Price shall be reduced by $500,000 and said amount shall be due and paid by Seller, jointly and severally, to Purchaser. Notwithstanding any other provision in this SECTION 7.14, in the event that Purchaser determines in good faith that the requirements for successful commencement of operations will not occur within the parameters set forth herein or that the cost and per diem structure as reasonably agreed upon exceeds that which would otherwise make the project economically feasible or desirable to Purchaser and Arlene Lissner concurs in such determination (which concurrence will not be unreasonably withheld), Purchaser's obligations under this SECTION 7.14 shall cease and Seller shall promptly pay Purchaser the amount of $500,000. Amounts payable by Seller to Purchaser under this Section shall be paid out of funds in the Escrow Agreement to the extent available. In the event adequate funds are not available in the Escrow Agreement, Seller, jointly and severally, shall pay any shortfall to Purchaser in immediately available funds.

      SECTION 7.15  SCHEDULES.

      (a) Within 10 days after the date of this Agreement, Seller shall deliver all schedules required by Seller to be delivered pursuant to this Agreement (the "SCHEDULES") together with a certificate from an executive officer of Seller certifying on behalf of Seller that all representations and warranties of Seller in this Agreement are true and correct as of the date of the delivery of the Schedules. Purchaser shall have 20 days after receipt of the Schedules to accept the Schedules or terminate this Agreement in accordance with SECTION 10.1 of this Agreement. The decision by Purchaser to accept the Schedules or terminate this Agreement shall be made by Purchaser in Purchaser's sole and absolute discretion.

      (b) Except for Schedule 4.1(a), a Schedule to this Agreement shall not be considered deficient for an inadvertent failure to disclose certain information required to be disclosed on such Schedule if the same information is disclosed on another Schedule for substantially the same purpose.

      SECTION 7.16 NAME CHANGE. Seller agrees to change within 30 days after Closing all of Seller's names to names which do not incorporate the name "Abraxas" or any derivation thereof or name similar thereto.


                                 ARTICLE VIII
                                   COVENANTS

      SECTION 8.1 SELLER'S COVENANTS. Seller, jointly and severally, covenants and agrees with Purchaser as follows:

      (a) CONDUCT OF BUSINESS. Except as permitted hereunder or contemplated hereby or as consented to in writing by Purchaser, through the Closing Date Seller will (i) conduct the Business in the usual and ordinary course thereof, including, without limitation, the making of proposals, quotations, bids and solicitations, and the entering into of contracts for the purchase of products and purchase and sale of services; (ii) communicate regularly with Purchaser and keep Purchaser closely advised of any material developments relating to the Business; (iii) permit Purchaser to have access at reasonable times to the Seller's facilities and to review and copy the books and records of the Business; (iv) maintain and preserve the assets of Seller in customary repair, order and condition, reasonable wear and tear and loss by fire and casualty (which loss shall be governed by SECTION 7.12 hereof) excepted, and proceed with any improvements in progress at the Improvements associated with the Business subject to SECTION 8.1(a)(viii) below; (v) use best efforts to preserve Seller's business organization intact, to retain the services of Seller's officers and employees and to preserve Seller's relationships with its suppliers and all Governmental Authorities with which Seller has engaged in business related to the Business; (vi) use its Best Efforts to cause all of the representations and warranties in ARTICLE V hereof to continue to be true and correct; (vii) continue to purchase supplies and similar items in the ordinary course through the Closing Date; (viii) not make any new commitments or capital purchases in an amount greater than $10,000, without the prior written consent of Purchaser which will not be unreasonably withheld; and (ix) not prepay in whole or in part any indebtedness of Seller or increase the balance of the Debt Service Reserve Fund or any similar fund or account.

      (b) MAINTENANCE OF INSURANCE. Seller will (i) maintain or cause to be maintained the insurance policies or risk retention programs (or policies or programs of substantially the same nature) of Seller in full force and effect at all times until the Closing Date and (ii) assign to Purchaser rights accruing under such policies, programs or coverage (including self-insurance or any insurance reserves) from and after the Closing with respect to incidents occurring prior to the Closing.

      (c) INFORMATION AND ACCESS. At all times until the Closing, Seller will afford representatives of Purchaser access during normal business hours to its offices, personnel, Improvements, equipment and records, for the purpose of conducting an investigation thereof. Seller will furnish to Purchaser such additional financial and operating data and other information as Purchaser may reasonably request; PROVIDED, HOWEVER, that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with SECTION 8.2(a) hereof.

      (d) BEST EFFORTS. Seller will use its best efforts to obtain the satisfaction of the conditions to Closing set forth in SECTION 9.1 hereof.

      (e)   PUBLIC ANNOUNCEMENTS AND DISCLOSURE OF COMPANY
INFORMATION. Subject to applicable law, at all times until the Closing, Seller will promptly advise, and obtain the approval of, Purchaser before (i) issuing, or permitting any of Seller's directors, officers to issue, any press release with respect to this Agreement or the transactions contemplated hereby or (ii) disclosing, or permitting any of Seller's directors, officers, employees, representatives or agents to disclose, to any Person (other than Seller or Purchaser or their respective directors, officers, employees, representatives or agents) nonpublic information regarding Purchaser.

      (f) OTHER OFFERS. Except in connection with the transactions contemplated by this Agreement, from and after the date hereof, Seller shall not, and shall not permit any of its officers, directors, employees, Affiliates, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage any offer or proposal for, or any indication of interest in, a merger or business combination involving Seller or the acquisition of an equity interest in, or a substantial portion of the assets of, Seller or (ii) engage in negotiations with or disclose any nonpublic information relating to Seller or Purchaser, or afford access to the properties, books or records of Seller, to any Person. Seller shall promptly notify and provide copies to Purchaser of any offer, proposal or indication of interest, or communication with respect thereto, received from any third party.

      (g) NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Purchaser of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure by Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, that the delivery of any notice pursuant to this SECTION 8.1(g) shall not limit or otherwise affect the remedies available hereunder to Purchaser.

      SECTION 8.2 PURCHASER'S COVENANTS. Purchaser covenants and agrees with Seller as follows:

      (a)   PUBLIC ANNOUNCEMENTS AND DISCLOSURE OF COMPANY
INFORMATION. Purchaser shall keep confidential any information regarding Seller that is not otherwise generally available to the public or has not been made available to the public by persons other than Purchaser, its representatives, agents or employees, except as is necessary in connection with the preparation of this Agreement and the documents contemplated herein, arranging acceptable financing of this transaction or as may be required by applicable law. If for any reason the transaction contemplated herein is abandoned or terminated prior to being consummated, Purchaser will return promptly all confidential or proprietary information concerning Seller previously disclosed to Purchaser, and will not use or allow the use of any such information for any purpose, except as may be required by law. If for any reason this transaction is not consummated, Purchaser agrees that for a period of two years after this Agreement is abandoned or terminated it will not compete with Seller for any of Seller's existing contracts specified on the list attached hereto as SCHEDULE 8.2(a).

      (b) BEST EFFORTS. Purchaser will use its best efforts to cause the representations and warranties contained in ARTICLE VI hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in SECTION 9.2 hereof.

                                  ARTICLE IX
                             CONDITIONS TO CLOSING

      SECTION 9.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated herein are subject, at the option of Purchaser, to satisfaction or waiver of the following conditions:

      (a) COMPLIANCE. Seller shall have complied in all material respects with all of its covenants and agreements contained herein, and all of the representations and warranties contained in ARTICLE V hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date.

      (b) OFFICER'S CERTIFICATE. Purchaser shall have received a certificate dated the Closing Date of an executive officer of Seller certifying as to the matters specified in SECTION 9.1(a) hereof in a form satisfactory to Purchaser.

      (c) SELLER'S RESOLUTIONS. Seller shall deliver to Purchaser certified copies of resolutions duly adopted by the board of directors of Seller, authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the transactions contemplated herein.

      (d) NONCANCELLATION OF OPERATING CONTRACTS. No Contracts listed on
SCHEDULE 3.1(viii) hereto shall have been canceled, amended or renewed at reduced per diem levels or otherwise adversely affected prior to Closing.

      (e) TRANSFER DOCUMENTS. At Closing, Seller shall execute and deliver to Purchaser such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof, executed by Seller or other appropriate parties, as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to Purchaser of the Acquisition Assets free and clear of any rights and claims of third parties (other than Permitted Encumbrances) including, but not limited to, the following:

            (i) a general warranty deed in a form acceptable to Purchaser, duly executed by Seller, or its duly authorized agent, duly acknowledged and in form for recording, conveying to Purchaser good and marketable fee simple title to each Acquired Property and the Improvements thereon and all of Seller's right, title and interest in and to the Appurtenances related thereto free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights of way, easements, and other matters effecting the title to the Acquired Property and the Improvements thereon, except for the Permitted Encumbrances.

            (ii) a general assignment in a form acceptable to Purchaser, duly executed by Seller, or its duly authorized agent, duly acknowledged and in form for recording, conveying to Purchaser all of Seller's right, title and interest in and to each of the Assumed Leases, free and clear of all liens, encumbrances, covenants, conditions, restrictions, rights-of-way, easements and other matters affecting the title to the Assumed Leases except for the Permitted Encumbrances.

            (iii) the standard form of Owner's Policy of Title Insurance issued by the Title Company in each applicable jurisdiction insuring good and marketable fee simple title to the Acquired Property and Improvements, subject only to the Permitted Encumbrances with such endorsements and/or deletions thereto as are set forth on EXHIBIT D thereto, or as otherwise acceptable to Purchaser.

            (iv) the standard form of Leasehold Policy of Title Insurance issued by the Title Company in each applicable jurisdiction insuring good and marketable leasehold title to the Assumed Leases, subject only to the Permitted Encumbrances with such endorsements and/or deletions thereto as are acceptable to Purchaser.

            (v) a bill of sale, general assignment and conveyance by Seller transferring to Purchaser good and marketable title to all of the Acquisition Assets in a form satisfactory to Purchaser.

            (vi) all documents in a form satisfactory to Purchaser required for the assignment of Seller's rights under all registrations, Permits and licenses (to the extent permitted by law), equipment or motor vehicle leasing agreements, motor vehicle and rolling stock titles, rights under sales and/or purchase orders and of Seller's rights under all other Contracts (including the operating contracts of Seller listed on SCHEDULE 3.1(viii) hereto) constituting a part of the Acquisition Assets.

            (vii) originals of all of the Assumed Leases, contracts, agreements, commitments, books, records, files and other data that (x) are included in the Acquisition Assets or (y) relate to or affect the Acquisition Assets and are reasonably necessary for the continued conduct of the Business.

            (viii) such other instruments of transfer and assignment in respect of the Acquisition Assets as Purchaser shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

            (ix) Prior to the Closing Date, Seller will take such reasonable steps as may be requisite or appropriate so that no later than the close of Business on the Closing Date, Purchaser will be in actual ownership and control of all of the Acquisition Assets.

      (f) ABSENCE OF MATERIAL ADVERSE EFFECT. No Material Adverse Effect shall have occurred since the date hereof or shall occur as a result of the consummation of the transactions contemplated by this Agreement.

      (g) FACILITY PERMITS. To the extent required under applicable law, Purchaser shall have obtained or received a transfer of all required permits or licenses allowing Purchaser to operate the Business at the Acquired Property under the requirements of any applicable Governmental Authority, or a letter from the appropriate Governmental Authority satisfactory to Purchaser regarding the issuance of such required permits to Purchaser subsequent to Closing.

      (h) ENVIRONMENTAL REVIEW. Purchaser shall have received an environmental audit at its expense regarding such Business Property as Purchaser deems relevant and Purchaser shall be satisfied in its sole discretion with the environmental condition of all Business Property, and including without limitation the Acquired Property.

      (i) SURVEYS. Purchaser shall have received surveys of the Acquired Property and Improvements and such survey shall not have raised any questions as to the accuracy of Seller's representations and warranties in SECTION 5.11 hereto.

      (j) ORDERS, ETC. No action, suit or proceeding shall have been commenced or shall be pending or threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the Business, the Acquisition Assets or the transactions contemplated by this Agreement, by any Governmental Authority or court that reasonably could be expected to (i) materially impair Purchaser's ownership or operation (as currently conducted) of all or a material portion of the Business or the Acquisition Assets, or compel Purchaser to dispose of or hold separate all or a material portion of Purchaser's or Seller's business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

      (k) REMOVAL OF LIENS. Seller shall have caused any and all Liens on the Acquisition Assets, other than Permitted Encumbrances, to be released and shall have provided Purchaser with documentary evidence to such effect.

      (l)   ADDITIONAL REAL PROPERTY MATTERS.

            (i) Purchaser shall have timely received the Title Commitment, the Survey, and each of the items described in SECTION 7.4 hereof and any objections of Purchaser thereto shall have been addressed or waived pursuant to such Section;

            (ii) Except as provided in SECTION 7.2(d) hereof, there shall be no unpaid ad valorem taxes or assessments levied or assessed against the Acquired Property for years prior to the year in which Closing occurs. If the Acquired Property, or any part thereof, shall be or shall have been affected by any such assessments for any period prior to Closing, which are or may become payable in installments, then for the purposes of this Agreement all the installments of any such assessment whether due or payable prior to or after the date of Closing shall be paid and discharged by Seller at the Closing and Purchaser shall take title free of the lien of all the unpaid installments of any such assessment;

            (iii) Each Assumed Leased shall be in full force and effect without any uncured default and Purchaser shall have received estoppel certificates in a form reasonably acceptable to Purchaser from each of the lessors with respect to each such Assumed Lease.

      (m) CONSENTS. All consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment of the Contracts and all other agreements necessary for Purchaser to conduct the Business as it is currently being conducted by Seller, including, without limitation, those consents listed on SCHEDULE 5.4 hereto, shall have been obtained in form satisfactory to Purchaser.

      (n)   OTHER DOCUMENTS; VERIFICATION BY INDEPENDENT AUDITOR.
Seller shall have delivered to Purchaser such other documents, instruments and certificates as may be reasonably requested by Purchaser. Purchaser, at its sole cost and expense, shall have the right to have an independent public auditing firm verify the accuracy of Seller's representations and warranties and satisfaction of conditions to Closings which relate the financial condition of the Business, provided, that such verification shall not delay Closing by more than seven days.

      (o)   REVENUES.

            (i) Purchaser shall have received reasonable evidence that the revised fiscal 1997 projected revenues, direct expenses and related net earnings of Seller are not materially different than as reflected on
      EXHIBIT 9.1(o) for fiscal 1997, including any stop increase pay adjustments.

            (ii) Purchaser shall have received reasonable evidence that Seller's projected revenues (including other income) listed on EXHIBIT 9.1(o) are supported by appropriate contracted funding from the relevant Governmental Authorities.

            (iii) Purchaser shall have received reasonable evidence that the impact upon revenues and expenses resulting from the conversion of Seller's operations from a non-profit to for-profit entity has been accurately reflected in the revised 1997 project statement of operations set forth on EXHIBIT 9.1(o).

            (iv) Purchaser shall have received reasonable evidence that financial projections related to all Facilities within the revised 1997 projected statement of operations set forth on EXHIBIT 9.1(o) are accurate based upon year-to-date December 1996 through June 30, 1997 actual results.

      (p) NO EFFECT ON CONTRACTS OR GRANTS. Purchaser shall have received written evidence from applicable Governmental Authorities that consummation of the transactions contemplated in this Agreement, including but not limited to assignment of the Contracts by Seller to Purchaser, will not affect Purchaser's rights to any previous grants to, or contracts with Seller, except as related to school breakfast, lunch and food stamp programs in an annual amount not to exceed $850,000 for fiscal 1998, as reflected in EXHIBIT 9.1(o), and except to the extent such grants are reflected in the records of Seller as an accrued liability.

      (q) MEETINGS; CONSENTS. Purchaser shall have engaged in meetings with, and received written consents in form satisfactory to Purchaser from, all applicable Governmental Authorities and other third parties permitting the assignment of all Contracts which comprise the total projected revenues as listed on EXHIBIT 9.1(o) to Purchaser as a "for-profit" company at revenue and profitability levels not less than as currently in effect as specified on EXHIBIT 9.1(q) and not less than the 1997 projected amounts as set forth on EXHIBIT 9.1(o).

      (r) NO PREPAYMENT PENALTIES. Purchaser shall incur no prepayment penalties related to the Retired Debt (i.e., any prepayment penalties will be paid by Seller out of the Purchase Price).

      (s) EMPLOYEE BENEFIT PLANS. Purchaser shall have received evidence satisfactory to Purchaser that all eligible employees of Seller have either been offered, or are currently covered by, the health insurance and pension plans, listed on EXHIBIT 9.1(s) at the approximate cost as scheduled on EXHIBIT 9.1(s). Purchaser shall have received evidence to its satisfaction that replacing Seller's employees' benefit plans with Purchaser's benefit plans will be accomplished on terms acceptable to Purchaser without jeopardizing the continuity of employees which are considered for employment, including but not limited to, any unionized employees which are considered for employment. Seller agrees, to the extent directed by Purchaser, to immediately and diligently proceed with discussing Purchaser benefit plans with all appropriate Seller employees.

      (t) UNIONS. Except for employees at the Abraxas I facility, the employees of Seller shall not be unionized, nor shall there be any plans or other developments for unionization.

      (u) MINIMUM EBIT. Only to the extent that such is needed to achieve an annualized $3,000,000 run-rate minimum earnings before interest and taxes ("EBIT") level, Purchaser shall have received evidence to Purchaser's satisfaction that up to $800,000 of the combined total of (i) annualized direct expense compensation payroll and related direct payroll fringe cost and (ii) corporate administrative overhead (without giving effect to any consolidation into Purchaser) has been identified by Seller for elimination ("DIRECT EXPENSE COMPENSATION AND G&A REDUCTION") by the Closing Date without impairing the integrity or revenue stream of the related programs. This Direct Expense Compensation and G&A Reduction must be detailed program, by specific employee, etc. and may not include reductions from changes in benefit programs (i.e., insurance, retirement, paid-days-off, etc.) related to non-terminated employees or any reductions in real estate taxes, but may include reductions in other out-of-pocket direct operating expenses. Prior to Closing, Seller shall have implemented at least $250,000 of the Direct Expense Compensation and G&A Reduction, without impairing the integrity or profitability of the Seller's operations.

      (v) EMPLOYEES. Purchaser shall have received evidence to its satisfactions that the number and compensation of employees as listed on Seller's "Staff Information Report-Distribution Month of January 1997" ("1/97 SIR") are sufficient to operate the level of operations listed on the revised 1997 projected statement of operations set forth on EXHIBIT 9.1(o). The parties acknowledge that, to achieve this level of operations, there will need to be added to the 1/97 SIR the positions (at the locations and at the compensation and fringe levels) as set forth on SCHEDULE 9.1(v).

      (w) PURCHASER REVIEW. Within 20 days of receipt of the Schedules, Purchaser shall have toured and/or reviewed the Acquired Property and Improvements thereon, Seller's leased facilities, Contracts and Seller's operations which shall be reasonably satisfactory to Purchaser.

      (x) CONTRACT RENEWALS. All Contracts which expire between December 31, 1996 and the later of the Closing Date or July 1, 1997 shall be renewed on terms satisfactory to Purchaser.

      (y) BOARD APPROVAL. The board of directors of Purchaser shall have approved this Agreement and the transactions contemplated herein.

      (z) OFFICER AND DIRECTOR RELEASES. The officers and directors of Seller shall have delivered to Purchaser an instrument dated the Closing Date releasing the Seller from any and all claims of such officers and directors (except as to accrued compensation prior to the Closing Date in accordance with the terms of this Agreement).

      (aa) OPINIONS OF COUNSEL. Purchaser shall have received the opinions of counsel to Seller reasonably acceptable to Purchaser and its counsel as to the matters reasonably requested by Purchaser. Purchaser shall have received an opinion from qualified bond counsel that the consummation of the transactions contemplated in this Agreement will not adversely affect the tax-exempt character of any bonds included within the Retired Debt. Any fees incurred with respect to obtaining such opinion shall be borne equally by Purchaser and Seller.

      (bb) NO INDEBTEDNESS. There shall be no indebtedness of any kind (whether or not evidenced by one or more promissory notes and whether or not reflected in the Balance Sheet or the notes thereto) owed by Seller to any officer, director or affiliate of Seller, or owed by any officer, director or affiliate of Seller to Seller.

      (cc) EMPLOYMENT AGREEMENTS. Purchaser shall have entered into employment agreements with Arlene Lissner and Tom Jenkins and a noncompete agreement with Arlene Lissner in form reasonably satisfactory to Purchaser.

      SECTION 9.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated herein are subject, at the option of Seller, to satisfaction of the following conditions:

      (a) COMPLIANCE. Purchaser shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in
ARTICLE VI hereof shall be true and correct in all respects on the date hereof and as of the Closing Date.

      (b) OFFICER'S CERTIFICATE. Seller shall have received a certificate dated the Closing Date of an executive officer of Purchaser certifying as to the matters specified in SECTION 9.2(a) hereof in a form satisfactory to Seller.

      (c) PURCHASER'S RESOLUTIONS. Purchaser shall deliver to Seller certified copies of resolutions duly adopted by the board of directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

      (d) ORDERS, ETC. No action, suit or proceeding shall have been commenced or shall be pending or, to the actual knowledge of the officers and directors of Purchaser, threatened, and no statute, rule, regulation or order shall have been enacted, promulgated, issued or deemed applicable to the Business, the Acquisition Assets or the transactions contemplated by this Agreement, by any Governmental Authority or court that reasonably may be expected to (i) prohibit Purchaser's ownership or operation of all or a material portion of the Business or the Acquisition Assets, or compel Purchaser to dispose of or hold separate all or a material portion of Seller's business or assets, as a result of the transactions contemplated by this Agreement or (ii) prohibit consummation of the transactions contemplated by this Agreement.

      (e) FAIRNESS OPINION; APPROVALS. Seller shall have obtained, at Seller's expense, a fairness opinion in form reasonably satisfactory to Seller and approval from the attorney general of each state for which approval is required. Seller shall use its best efforts to have obtained such approvals on or before August 31, 1997.

                                   ARTICLE X
                                  TERMINATION

      SECTION 10.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

      (a)   by the mutual written agreement of Seller and Purchaser;

      (b) by Purchaser by written notice thereof to Seller if any of the conditions set forth in SECTION 9.1 hereof shall have become incapable of fulfillment by or before the Closing Date, and shall not have been waived by Purchaser;

      (c) by Seller by written notice thereof to Purchaser if any of the conditions set forth in SECTION 9.2 hereof shall have become incapable of fulfillment by or before the Closing Date, and shall not have been waived by Seller;

      (d) by Purchaser, as set forth in SECTIONS 7.4, 7.11, 7.12 and 7.15 hereof;

      (e)   by Purchaser or Seller, as set forth in SECTION 7.6 hereof;

      (f) by Seller or Purchaser by written notice thereof to the other if the transactions contemplated hereby shall not have been consummated by August 31, 1997 (or such later date as shall apply pursuant to SECTION 3.3(b) hereof), or such other date as Seller and Purchaser shall agree upon in writing; or

      (g) by Seller or Purchaser by written notice thereof to the other if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, or imposing a material adverse condition upon, the consummation of this Agreement or the transactions contemplated hereby.

      SECTION 10.2 EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

      (a) Subject to subsections (b) and (c) of this SECTION 10.2, if this Agreement is terminated by Seller or by Purchaser as permitted under SECTION
10.1 hereof, such termination shall be without liability to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party; PROVIDED, that if this Agreement is terminated by Seller or Purchaser as permitted by SECTION 10.1, unless the event giving rise to such termination right shall be due to the material breach by Purchaser of its obligations under this Agreement, Seller shall refund the Option Fee to Purchaser promptly after such termination of this Agreement;

      (b) If this Agreement is terminated as a result of the material breach by Purchaser of its obligations under this Agreement, Purchaser shall forfeit the Option Fee to Seller as full payment for damages for such breach. The parties hereto acknowledge and agree that the actual damages that Seller might sustain by reason of such breach by Purchaser to perform its obligations hereunder are uncertain and would be difficult, if not impossible, to ascertain, and that the Option Fee would be reasonable compensation for any such breach by Purchaser;

      (c) If this Agreement is terminated as a result of the breach by Seller of its obligations under this Agreement, Seller shall promptly refund to Purchaser the Option Fee. The parties hereto acknowledge and agree that Purchaser, as a result of the actual damages Purchaser would sustain by reason of such negligent or willful failure of Seller to perform its obligations hereunder, could not be made whole by monetary damages, and it is accordingly agreed that Purchaser shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement and Seller waives the defense in any such action for specific performance that a remedy at law would be adequate; and

      (d) The parties hereto hereby agree that the provisions of SECTIONS 10.2, 13.1, 13.3, 13.5 and 13.7 hereof and ARTICLE XI hereof shall survive any termination of this Agreement.

                                  ARTICLE XI
                                INDEMNIFICATION

      SECTION 11.1 SELLER'S INDEMNITY OBLIGATIONS. Seller (except for TAF) shall, jointly and severally, indemnify and hold harmless Purchaser and Purchaser's officers, directors, stockholders, employees, agents, representatives and Affiliates (each a "PURCHASER INDEMNIFIED PARTY") from and against any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys' fees) ("INDEMNIFIED AMOUNTS") incurred by a Purchaser Indemnified Party or for which a Purchaser Indemnified Party bears responsibility as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Seller in this Agreement, including without limitation with respect to environmental matters, or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Seller of or default by Seller under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, (c) except for the Assumed Liabilities, any act or omission by Seller or any officer, director, employee, agent or representative of Seller, occurring on or prior to the Closing Date with respect to the Business or the Acquisition Assets (including any claim by a third party, including employees and Clients arising out of or related to any act or omission by Seller or any officer, director, employee, agent or representative of Seller occurring on or prior to the Closing Date with respect to the Business or Acquisition Assets), (d) any Environmental Claim, or (e) any liabilities or obligations of Seller or any officer, director, employee, agent or representative of Seller not expressly assumed by Purchaser pursuant to this Agreement. For purposes of this SECTION 11.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE

      SECTION 11.2 PURCHASER'S INDEMNITY OBLIGATIONS. Purchaser shall indemnify and hold harmless Seller and Seller's officers, directors, employees, agents, representatives and Affiliates (each a "SELLER INDEMNIFIED PARTY") from and against any and all Indemnified Amounts incurred by a SELLER INDEMNIFIED PARTY as a result of (a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or any certificate or instrument delivered in connection with this Agreement, (b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or any certificate or instrument delivered in connection with this Agreement, or (c) the Assumed Liabilities.

      SECTION 11.3 INDEMNIFICATION PROCEDURES. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

      (a) A party claiming indemnification under this Agreement (an "INDEMNIFIED PARTY") shall with reasonable promptness (i) notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of any third-party claim or claims asserted against the Indemnified Party ("THIRD PARTY CLAIM") for which indemnification is sought and (ii) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice ("CLAIM NOTICE") containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

      Within 15 days after receipt of any Claim Notice (the "ELECTION PERIOD"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

      If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this SECTION 11.3(a). The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party claim controlled by the Indemnifying Party pursuant to this
SECTION 11.3 and shall bear its own costs and expenses with respect to such participation.

      If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party

Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this SECTION 11.3, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

      The Indemnifying Party shall not settle or compromise any Third Party Claim unless (i) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (ii) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (iii) the Indemnified Party receives as part of such settlement a legal, binding and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed lability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party's Claim Notice.

      (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "INDEMNITY NOTICE") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party's request for indemnification under this Agreement.

      SECTION 11.4 DETERMINATION OF INDEMNIFIED AMOUNTS. The Indemnified Amounts payable by an Indemnifying Party hereunder shall be determined (i) by the written agreement of the parties, (ii) by mediation, (iii) by binding arbitration pursuant to SECTION 13.7 hereof, (iv) by a final judgment or decree of any court of competent jurisdiction, or (v) by any other means agreed to in writing by the parties. A judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken have been fully determined. In calculating or determining the Indemnified Amounts, such calculation or determination shall take into account the actual receipt of any amounts from any insurance company or other third party.

      SECTION 11.5 ESCROW. Seller and Purchaser expressly acknowledge that the indemnification obligations of Seller and Purchaser and the payment of Indemnified Amounts pursuant to this ARTICLE XI shall not be limited to or by the Escrowed Purchase Price or the terms of the Escrow Agreement.

      SECTION 11.6    LIMITATION OF SELLER'S LIABILITY.

      (a) Notwithstanding anything to the contrary contained in ARTICLE XI, the aggregate liability of Seller for any event or occurrence giving rise to Seller being required to indemnify Purchaser Indemnified Parties pursuant to ARTICLE XI or any other ARTICLE under this Agreement shall be limited to the Purchase Price less the Transaction Expenses and the portion of the Retired Debt paid by the Purchaser pursuant to SECTION 3.3(b) above. Reasonable attorney's fees and costs incurred by Seller in defending any Third Party Claim shall be considered Transaction Expenses for purposes of the preceding sentence solely to the extent mutually agreed by the parties to this Agreement; provided, however, that in no event shall such attorney's fees and costs exceed $150,000 in the aggregate.

      (b) Purchaser Indemnified Parties are entitled to indemnification pursuant to ARTICLE XI or any other ARTICLE under this Agreement only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $50,000 and then only to the extent of such excess.

      SECTION 11.7  LIMITATION OF PURCHASER'S LIABILITY.

      (a) Notwithstanding anything to the contrary contained in ARTICLE XI, the aggregate liability of Purchaser for any event or occurrence giving rise to Purchaser being required to indemnify Seller Indemnified Parties pursuant to
SECTION 11.2 shall be limited to $2,000,000.

      (b) Seller Indemnified Parties are entitled to indemnification pursuant to
SECTION 11.2 only to the extent that the amount of any Indemnified Amount, individually or in the aggregate, exceeds $50,000 and then only to the extent of such excess. Provided, however, this paragraph does not apply to the forfeiture of the Option Fee by Seller to Purchaser under ARTICLE X of this Agreement.

      SECTION 11.8 SELLER TO MAINTAIN EXISTENCE AFTER CLOSING. Seller, jointly and severally, agrees and covenants (a) to maintain its existence and good standing in the State of Pennsylvania for a period of three years following the Closing Date (the "CONTINUATION PERIOD"), and (b) to maintain during the Continuation Period an aggregate net worth (determined in accordance with generally accepted accounting principles consistently applied) of not less than
(i) the Purchase Price LESS the Transaction Expenses and the portion of the Retired Debt paid by the Purchaser pursuant to SECTION 3.3(b) above, MULTIPLIED BY (ii) 80% throughout the first two years of the Continuation Period, and 50% during the third year of the Continuation Period. Notwithstanding the preceding sentence, immediately after Closing, TAF shall transfer all of TAF's assets, including but not limited to the Purchase Price proceeds received in connection with the transactions contemplated herein, to TAG, which assets shall remain with TAG.

                                  ARTICLE XII
                           COVENANTS NOT TO COMPETE

      SECTION 12.1 SELLER'S COVENANTS NOT TO COMPETE. Except as otherwise consented to or approved in writing by Purchaser, Seller shall not, at any time for a period of five years following the Closing Date, directly or indirectly, acting alone or as a member of a partnership, as a holder of any security, as a contributor of funds, as an agent, owner in full or in part, advisor, consultant to or representative of, any Person:

      (a) engage in any business in competition with the Business or any other business of Purchaser relating to the operation of juvenile treatment programs and educational programs and/or facilities in the United States; or

      (b) request any present or future customer or supplier of the Business to curtail or cancel its business with Purchaser in respect to the Business; or

      (c) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of the Business, any names of past or present customers of Seller or any other nonpublic information concerning the Business; or

      (d) induce or attempt to influence any employee of Purchaser engaged in the conduct of the Business to terminate his or her employment; or (ii) at any time following the date hereof, disclose to any person, firm or corporation any trade, technical or technological secrets used by the Business or any other knowledge or information of a confidential nature (which knowledge and information is not otherwise in the public domain) with respect to the Business.

      Seller acknowledges that this covenant not to compete is being provided as an inducement to Purchaser to acquire the Acquisition Assets and that this
ARTICLE XII contains reasonable limitations as to time, geographical area and scope of activity to be restrained and no broader than necessary to protect legitimate business interests of Purchaser directly or indirectly associated with the transactions pursuant to this Agreement. Seller acknowledges that, in the event the scope of the covenants set forth in this ARTICLE XII is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that Purchaser does not have any adequate remedy at law for the breach or threatened breach by Seller of the covenants and agreements set forth in this ARTICLE XII and, accordingly, Seller further agrees that Purchaser may, in addition to the other remedies which may be available to it hereunder, file a suit in equity

(without the posting of bond) to enjoin Seller from such breach or threatened breach and consent to the issuance of injunctive relief hereunder. If Seller is found to have violated this ARTICLE XII, Seller shall pay all costs and reasonable attorneys' fees incurred by Purchaser to enforce its rights under this ARTICLE XII.

                                 ARTICLE XIII
                                 MISCELLANEOUS

      SECTION 13.1 COMMISSIONS. Except as set forth on SCHEDULE 13.1, Seller represents and warrants that it has done nothing to create any liability for the payment of any commission or compensation in the nature of a finder's fee or similar fee to any broker or any other Person in connection with this Agreement and the transactions contemplated hereby. Seller shall indemnify and hold Purchaser harmless from and against any and all claims for finders' fees, brokers' commissions or similar fees made by any party as a result of this Agreement and the transactions contemplated hereunder to the extent that any such commission or fee was incurred, or alleged to have been incurred, by, through or under Seller. Purchaser shall indemnify and hold Seller harmless from and against any and all claims for finders' fees, brokers' commissions or similar fees made by any party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Purchaser.

      SECTION 13.2 SURVIVAL. The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two years following the Closing Date; PROVIDED, HOWEVER, that in the case of all representations and warranties, there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty prior to the expiration of the survival period; PROVIDED, FURTHER, that the representations and warranties set forth in SECTIONS 5.2, 5.11, and 5.13 hereof shall survive the Closing indefinitely and SECTIONS 5.17 and 5.18 shall survive the Closing for the statutory survival period. The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and survive Closing; PROVIDED, HOWEVER, that the indemnification obligations of the parties hereto (i) set forth in SECTIONS 11.1(a) and 11.2(a) with respect to a breach of a representation or warranty shall terminate at the time such particular representation or warranty shall terminate, and (ii) set forth in SECTIONS 11.1(b) and 11.2(b) shall terminate two years following the Closing Date.

      SECTION 13.3 EXPENSES. Except as otherwise expressly provided herein, each party shall bear its own respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby (as well as in connection with negotiations with other potential purchasers), including its legal, accounting, advisory, travel, finders and brokers and other professional fees and expenses.

      SECTION 13.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when(i) personally delivered or (ii) on receipt after mailing, by United States mail, first class, postage prepaid, by certified mail return receipt requested, or by facsimile transmission to the respective parties, addressed in each case as follows (or to such other address as may be specified by like notice):

       If to Seller, to:

            Obermayer Rebmann Maxwell & Hippel LLP
            USX Tower, Suite 4440
            800 Grant Street
            Pittsburgh, PA 15219
            Attention:  Marvin S. Lieber
            Telephone:  412-566-1500
            Facsimile:  412-566-1508

      If to Purchaser, to:

            Cornell Corrections, Inc.
            4801 Woodway, Suite 100E
            Houston, Texas 77056
            Attention:  Steve W. Logan
            Telephone:  713-623-0790
            Facsimile:  713-623-2853

      With a copy (which shall not constitute notice) to:

            Liddell, Sapp, Zivley, Hill & LaBoon, LLP
            3400 Texas Commerce Tower
            600 Travis Street
            Houston, Texas 77002
            Attention: Marcus Watts
            Telephone:  713-226-1200
            Facsimile:  713-223-3717

      SECTION 13.5 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits hereto, which schedules or exhibits are incorporated herein by reference and deemed to be a part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

      SECTION 13.6 GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas without giving effect to the principles of conflicts of laws thereof.

      SECTION 13.7  ARBITRATION.

      (a) Any issue, controversy or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement within 60 days' notice thereof shall be resolved exclusively by final and binding arbitration in Delaware in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof; PROVIDED, HOWEVER, that the parties shall have the right to agree among themselves as to the amount of the claim

      (b) The arbitrators shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within 30 days following receipt by one party of the other party's notice of arbitration, each party shall select one arbitrator and the two resulting arbitrators shall mutually agree on a third arbitrator from a list or lists of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (i) the number of preemptory strikes shall not be limited and (ii) if the parties' arbitrators fail to select an arbitrator from one or more lists, AAA shall not have the power to make an appointment but, subject to SECTION 13.7(c) hereof, shall continue to submit additional lists until an arbitrator has been selected. Initially, however, promptly following its receipt of a request to submit a list of proposed arbitrators, AAA shall convene the parties' arbitrators in person or by telephone and attempt to facilitate their selection of the third arbitrator by agreement. If an arbitrator should die, withdraw or otherwise become incapable of serving, replacement shall be selected and appointed in the same manner as the initial third arbitrator.

      (c) If the third (or successor) arbitrator has not been selected following submission of three or more lists by AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the third (or successor) arbitrator shall be selected in the following manner: Each party shall designate three proposed arbitrators whose names appear on any of the lists previously submitted by AAA. The parties shall then eliminate five of the designated names by alternately striking one, and the person whose name remains shall serve as arbitrator. If necessary, the party to make the first strike shall be designated by lot.

      (d) All aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

      (e) Upon the motion of either party, and for good cause shown, the arbitrators, by majority vote, may make any order which justice requires to protect a party from the disclosure of proprietary, privileged or confidential business information, including orders (i) that depositions or hearings be conducted with no one present except the lead attorney for the respective parties and persons designated by a majority of the arbitrators, and (ii) that depositions, exhibits, other documents filed with the arbitrators or transcripts of the hearing be sealed and not disclosed except as specified by the arbitrators.

      SECTION 13.8 ASSIGNMENTS AND THIRD PARTIES. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party; PROVIDED, HOWEVER, that it is understood and agreed that Purchaser may assign all or any portion of its rights and delegate all or any portion of its duties hereunder to an Affiliate of Purchaser, in which event the assignee of Purchaser shall execute and deliver all documents, certificates and other instruments to be executed and delivered by Purchaser at the Closing in lieu of Purchaser, which documents, certificates and other instruments shall be appropriately modified to conform to such assignee's organizational status. No assignment shall release a party of any of its obligations under this Agreement; PROVIDED, HOWEVER, Purchaser shall be released from its obligations under this Agreement upon Purchaser's assignment of its rights and obligations under this Agreement to an Affiliate of Purchaser.

      SECTION 13.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible

      SECTION 13.10     AMENDMENTS; NO WAIVERS. Any provision of this
Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 13.11 ACCESS; COOPERATION. Upon consummation of the transactions provided herein and for a period of three (3) years thereafter, Purchaser agrees that upon the reasonable written request of Seller, Purchaser will provide Seller with reasonable access to Purchaser's personnel and Purchaser's financial books and records (or copies thereof) transferred by the Seller to the Purchaser pursuant to this Agreement. All material costs and expenses associated with providing such personnel and financial books and records (or copies thereof) shall be borne by Seller. Purchaser agrees to use reasonable efforts post-Closing to cooperate with Seller in Seller's efforts to
(i) cure or remedy Seller's defective performance prior to Closing of any Contract, and (ii) administer Seller's COBRA obligations relating to the transactions contemplated herein; provided, however, that Seller shall promptly reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser with respect to (i) and (ii) above.

      SECTION 13.12 BEQUESTS, DEVISES AND GIFTS. Purchaser agrees to promptly forward to Seller all bequests, devises and gifts received by Purchaser after the Closing Date which are intended for the benefit of or use of Seller as a Section 501(c)(3) organization.

      SECTION 13.13 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall entitle any Person other than the parties hereto or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

      SECTION 13.14 HEADINGS; USE OF CERTAIN TERMS. The headings and table of contents herein are for convenience only and shall have no significance in the interpretation hereof. Unless the context shall otherwise require, the singular shall include the plural and vice versa, and each pronoun in any gender shall include all other genders.

      SECTION 13.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed for all purposes to be an original, but all of which together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                    ABRAXAS GROUP, INC.


                                    By:/s/ ANTHONY N. CIVELLO
                                    Name: Anthony N. Civello
                                    Title: Director


                                    FOUNDATION FOR ABRAXAS, INC.


                                    By:/s/ ANTHONY N. CIVELLO
                                    Name: Anthony N. Civello
                                    Title: Director


                                    ABRAXAS FOUNDATION, INC.


                                    By:/s/ ANTHONY N. CIVELLO
                                    Name: Anthony N. Civello
                                    Title: Director


                                    ABRAXAS FOUNDATION OF OHIO


                                    By:/s/ ANTHONY N. CIVELLO
                                    Name: Anthony N. Civello
                                    Title: Director


                                    ABRAXAS, INC.


                                    By:/s/ ANTHONY N. CIVELLO
                                    Name: Anthony N. Civello
                                    Title: Director

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                                    CORNELL CORRECTIONS, INC.

                                    By:/s/ STEVE W. LOGAN
                                    Name: Steve W. Logan
                                    Title: Chief Financial Officer,
                                           Secretary and Treasurer

                                      54
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                                  EXHIBIT 1.2
                                  DEFINITIONS

            AFFILIATE: with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

      BALANCE SHEET: means the balance sheet of Seller as of December 31, 1996 described in SECTION 5.6.

      BEST KNOWLEDGE OF SELLER: means, with respect to any matter in question, knowledge of any of the directors or officers of Seller or Seller's onsite management or knowledge that would have been disclosed through reasonable diligence.

      BUSINESS: means the business engaged in by Seller, consisting primarily of owning and operating juvenile treatment programs and educational programs and/or facilities, and holding certain rights under contracts, including without limitation the Contracts set forth on SCHEDULE 3.1(viii).

      BUSINESS PROPERTY: means the Acquired Property, the Improvements, the real property and improvements that are the subject of the Assumed Leases and any other property (whether real or personal) which Seller currently owns, leases, manages or operates in any manner or which Seller or any of its organizational predecessors formerly owned, leased, managed or operated in any manner.

      CERCLA: means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

      CLIENT: means any adult or juvenile parolee, probationer or other resident, some of whom may be homeless juveniles, utilizing the facilities operated as part of the Business.

      CODE: means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

      DAMAGES: includes damages, losses (including, but not limited to, any diminution in value), shortages, liabilities, payments, obligations, penalties, claims, causes of action, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation, testing and preparation) of any kind or nature whatsoever.

      EEOC: means United States Equal Employment Opportunity Commission.

      ENVIRONMENTAL CLAIM: means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys' fees, diminution in value, expert's fees; damage; punitive damage; fine, penalty, expense, liability, criminal liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability regarding Seller or any of its subsidiaries or operations conducted by any of them for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials ["NORM"]); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials of Environmental Concern and the effects thereof; (viii) the release, threatened release, generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage, disposal or Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern on any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Materials of Environmental Concern;
(xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to governmental authorities under any Environmental Law. The term, "Environmental Claim" also includes, without limitation, any Damages incurred in testing for the need for Remediation or for breach or violation of any Environmental Laws; monitoring or responding to efforts to require Remediation and any claim based upon any asserted or actual breach or violation of any Environmental Law.

      ENVIRONMENTAL LAWS: means any and all laws, common law, statutes, ordinances, rules, regulations, judgments, guidance documents, orders or other official acts or determinations of any Governmental Authority relating to the preservation or protection of the environment, human health or safety, a community's right to know, or regulating or imposing liability or standards of conduct concerning any hazardous or solid waste, hazardous, toxic or other regulated substances, elements, compounds, mixtures or materials in any and all jurisdictions in which property of Seller is located or the Business is conducted or in which such Business at any time has been conducted, including, without limitation, (a) CERCLA, (b) RCRA,
(c) the Solid Waste Disposal Act, as amended, (d) the Hazardous and Solid Waste Amendments Act of 1984, as amended, (e) the Clean Air Act, as amended, (f) the Toxic Substances Control Act, as amended, (g) the Safe Drinking Water Act, as amended, (h) the Federal Water Pollution Prevention and Control Act, as amended,
(i) the Occupational Safety and Health Act of 1970, as amended, (j) the Hazardous Materials Transportation Act, as amended, (k) the Rivers and Harbors Act of 1899, as amended, and (l) any rules and regulations promulgated pursuant to any or all of (a) through (k) above. The terms "RELEASE"or "THREATENED RELEASE" shall have the meanings specified in CERCLA, and the terms "SOLID WASTE" and "DISPOSAL" (or "DISPOSED") shall have the meanings specified in RCRA; PROVIDED, HOWEVER, that, to the extent the laws of any jurisdiction applicable to Seller or any of its properties or assets establish a meaning for "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply in such jurisdiction.

      EPA: means the United States Environmental Protection Agency and any successor organization.

      ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

      GOVERNMENTAL AUTHORITY: means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

      KNOWLEDGE OF SELLER: means, with respect to any matter in question, actual knowledge of any of the directors or officers of Seller.

      LIEN: means any mortgage, pledge, hypothecation, security interest, encumbrance, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

      MATERIAL ADVERSE EFFECT: means any material adverse effect on the business, financial condition, properties, prospects, net worth or results of operations of Seller.

      MATERIALS OF ENVIRONMENTAL CONCERN: means: (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any Environmental Law; (ii) any material, waste or substance which is or contains:
(A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that post imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable
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federal, state or local law or regulation. To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

      OSHA: means the United States Occupational Safety and Health
Administration.

      PERMITTED ENCUMBRANCES: means (a) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business prior to the Closing Date (i) if they relate to obligations that have not yet become due and payable or (ii) if their validity is being contested in good faith by appropriate actions; (b) minor defects and irregularities affecting title to the assets of Seller, but only if such defects and irregularities do not and will not impair the operation, value, marketability or use of the asset affected by such defect or irregularity; (c) rights reserved to or vested in any governmental body to control or regulate any asset in any manner that does not materially impair the value or use of such asset; and (d) encumbrances deemed to be Permitted Encumbrances pursuant to
SECTION 7.4(c) hereof.

      PERSON: means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

      PLAN: means an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Seller or by any trade or business, whether or not incorporated, which, together with Seller, is under common control, as described in Section 414(b) or (c) of the Code.

      RCRA: means the Resources Conservation and Recovery Act of 1976, as amended from time to time.

      SUBSIDIARY or SUBSIDIARIES: means, with respect to any specified Person, a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other Person at least a majority of whose securities having ordinary voting power for the election of its board of directors or other similar managing body are, at the time as of which any determination is being made, owned legally or beneficially by such Person or one or more Subsidiaries thereof.

      TAX RETURN: means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

      TAXES: means all federal, foreign, state, local or other net or gross income, gross receipts, sales, use, transfer, real property gains or transfer, school, ad valorem, property, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

      TRANSACTION EXPENSES: means all fees, costs and expenses of Seller incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby or in previous negotiations with other potential purchasers, including but not limited to Seller's attorneys' fees and brokers' and finders' fees.